Form 10-K, Exhibit 13
period 1995-12-31
INTERCARGO CORP
filed 1996-04-01
CIK 815787

                                                                      EXHIBIT 13




                                                       KEY FINANCIAL INFORMATION



Years ended December 31,                     1995         1994       1993      1992     1991
- ----------------------------------------------------------------------------------------------
(in thousands)
Revenues                                  $ 94,186       80,885     50,712    46,376    45,071
   -------------------------------------------------------------------------------------------
Operating income                          $  3,918        7,261      2,818     6,544     7,133
   -------------------------------------------------------------------------------------------
Net income                                $  2,139        4,981      2,138     4,379     4,015
   -------------------------------------------------------------------------------------------
Total assets                              $116,166      128,423    114,841    87,753    77,157
   -------------------------------------------------------------------------------------------
Total stockholder's equity                $ 43,621       39,921     38,527    29,619    15,031
   -------------------------------------------------------------------------------------------


(per share amounts)


Net income from continuing operations     $   0.28         0.65       0.30      0.68      0.73
   -------------------------------------------------------------------------------------------
Dividends                                 $   0.18         0.18       0.17      0.08        --
   -------------------------------------------------------------------------------------------
Combined ratio (1)                           103.6%        97.5%     101.5%     94.5%     94.8%
   -------------------------------------------------------------------------------------------


(1) Combined ratios have been computed, for all years, on a GAAP basis (see Management's Discussion and Analysis).

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

On December 18, 1995 Kingsway Financial Services, Inc. ("Kingsway") sold 1.8 million shares of its common stock in a public offering. The Company participated in that transaction by selling 600 thousand of its 3.0 million Kingsway common shares, reducing its equity interest in Kingsway from 100% to 50%. In January, 1996, as a result of the exercise of underwriter's over allotment option, Kingsway sold an additional 180 thousand shares and the Company sold an additional 60 thousand of its remaining shares, thereby reducing its equity in Kingsway to 46.99%.

In accordance with generally accepted accounting principles, Kingsway's financial position is not consolidated at December 31, 1995. The Company has consolidated its 100% equity in Kingsway's 1995 results of operations through December 18, 1995.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company's total revenue for the year ended December 31, 1995, increased to $94.2 million, or 16.4%, over $80.9 million for the year ended December 31, 1994, which was an increase of 59.5% over the $50.7 million in 1993. Revenues from U.S. and U.K. sources increased $11.2 million in 1995 and $9.5 million in 1994 over 1993. Revenues from the Company's Canadian subsidiary, Kingsway, increased $2.2 million in 1995 over 1994 and $20.6 million in 1994 over 1993.

In 1995, net premium written in U.S. operations increased 16.5% to $52.3 million from $44.9 million in 1994. The 1994 level had increased 21.4% from $37.0 million in 1993. Professional liability net premium written increased 77.5% in 1995 on increased sales of the International Transportation Liability (ITL) policy. The ITL policy is an occurrence form which combines the traditional professional liability coverage with bill of lading liability. Professional liability was unchanged in 1994 from 1993 at $1.5 million, reflecting management's efforts to revise pricing and underwriting in an effort to achieve profitability. In 1995, marine net premium written increased 26.2% to $18.6 million reflecting the sixth consecutive annual increase. Surety (U.S. Customs bonds and contract surety bonds) net premium written increased 5.2% in 1995 to $25.6 million. Other property and casualty net premium written increased 25.3% in 1995 principally from increased sales in its truck program. In 1994, other property and casualty operations had the highest percentage increase over 1993, increasing 162.2% to $4.3 million, followed by marine at 21.5% to $14.8 million, and surety at 12.4% to $24.4 million.

In 1995, net premium written in Canadian operations declined 0.5% from 1994 after an increase of 95.3% in 1994 over 1993. Auto net premium written decreased 11.5% in 1995 to $25.5 million after increasing to $28.8 million, or 95.6% in 1994 over 1993. Sales efforts and lack of significant competition afforded an excellent opportunity to achieve production increases in 1994.
The rate of production slowed in the second half of 1994 as rate increases had the desired effect of moderating production in order to maintain premium to surplus ratios at acceptable levels. The 1995 premium volume reflects Kingsway's capital and surplus underwriting capacity. Canadian property net premium written increased 51.0% to $9.0 million in 1995 from $6.0 million in 1994. The 1994 premium volume had increased 97.0% in 1994 over 1993.

Earned premium increased to $86.2 million in 1995 from $74.8 million in
1994 and $45.5 million in 1993. Earned premium from U.S. operations increased 18.8% to $51.2 million in 1995. Surety earned premium increased $1.7 million, marine increased $3.6 million, professional liability increased $700 thousand and other property and casualty increased $2.1 million in 1995 (see "Results by Line") over 1994. In 1994, earned premium from U.S. operations increased 25.4% or $8.7 million over 1993. Surety earned premium increased $3.3 million, marine increased $2.2 million, and professional liability increased $696 thousand in 1994 over 1993. U.K. operations contributed $2.9 million in earned marine premium in 1995 and $700 thousand during its first eight months of
operations in 1994.    Canadian earned premium increased 3.3% in total to $32.1
million in 1995 after increasing 178.5% to $31.0 million in 1994 from 1993. Auto earned premium declined 6.2% to $24.0 million in 1995 compared to a 189.4% increase in 1994 to $25.6 million. Canadian property earned premium increased 50.4% in 1995 to $7.6 million with the acquisition of a book of business from another insurance company. Property earned premium had increased 146.9% to $5.1 million in 1994 from 1993. Earned premiums from Canadian operations increased $19.9 million, or 178.5%, in 1994 over 1993. Automobile earned premiums increased by $16.8 million, property by $3.0 million, and other property and casualty by $88 thousand in 1994 over 1993.

In 1995, net investment income increased $1.9 million over 1994, or 43.3% to $6.4 million. Net investment income had increased $388 thousand in 1994 from 1993 results. Investment income for 1995 includes $244 thousand in gains on the sale of Kingsway stock (net of related expenses). Investment income for U.S. and U.K. operations (excluding the Kingsway gain) increased 20.4% to $3.5 million, as a result of increased investment balances in 1995 over 1994. Investment income from U.S. and U.K. operations had increased $214 thousand, or 7.8%, in 1994 over 1993. The modest increase in U.S. and U.K. investment income in 1994 reflected efforts to align the duration of the investment portfolio relative to the estimated claim payment pattern of loss reserves. This had the effect of shortening the overall U.S. and U.K. portfolio duration and the related yield.

Kingsway's investment income increased by $1.0 million in 1995, or 73.3%, over 1994. Kingsway's net investment income had increased $175 thousand in 1994 over 1993. Increased cash flows from premiums written were invested at prevailing market rates. Premium finance income increased 14.2% to $1.0 million in 1995 after increasing $563 thousand, or 165.3%, to $903 thousand in 1994 from 1993 due to the leveling of Canadian premium production in 1995.

The Company's investment policy requires that assets be comprised primarily of investment grade, fixed income securities of short to medium term duration. As a result of the Company's investment policy and a high concentration of tax exempt securities, the Company's yield on its investment portfolio has been lower than the insurance industry in general. The Company endeavors to hold its investments to maturity, where feasible, but will reorganize its positions where market changes allow assets to be redeployed at no loss to the Company. The Company does not invest in real estate securities, high yield securities, or derivatives.

In 1995, loss and loss adjustment expenses increased 24.4% to $51.7 million from $41.6 million in 1994. Loss and loss adjustment expenses had increased 97.0% in 1994 from $21.1 million in 1993.

In 1995, loss and loss adjustment expenses related to U.S. operations increased 37.0% to $29.2 million from $21.3 million in 1994. Incurred losses on the marine line of business increased 47.5% to $14.8 million as the Company continued to expand volume with new sources of distribution and sales of related products. Loss and loss adjustment expenses for professional liability decreased 4.5% in 1995 from 1994, and the loss ratio improved to 106.7% from 144.3% as a result of adjustments in underwriting guidelines and pricing. In 1995, losses for the other property and casualty lines increased 132.9% and the related loss ratio increased to 101.0% from 71.0% in 1994. Adverse development on losses incurred prior to 1994, related to the trucker program and commercial multi-peril policies, resulted in an increase in the calendar year 1995 loss ratio. This further translated to an increase in the level of reserve provided for the premiums produced in the current year. Loss and loss adjustment expenses for surety increased 2.0% while the loss ratio decreased to 22.7% in 1995 from 23.9% in 1994. The loss ratio for U.S. Customs bonds improved to 12.0% in 1995 from 23.2% in 1994 while the contract surety bond loss ratio increased to 46.2% in 1995 from 25.8% in 1994.

Management has implemented a program of targeted rate increases and evaluation of relationship profitability in response to loss reserve developments in 1995. Rate making for each line is considered in the context of total profitability and premium volume at the level of the broker/forwarder relationship as well as the stand-alone line of business. As a result, loss ratios that exceed permissible levels may appear on a line of business basis but are managed across lines to develop desired underwriting results in total.

Incurred losses for U.K. operations increased 234.1% to $1.3 million in 1995 from $381 thousand in 1994. The 1994 level reflects eight months of operations. Despite the increase, the 1995 loss ratio for U.K. operations declined to 44.1% from 56.1% for 1994 as actual experience from 1994 indicates loss experience should be less for 1995.

In 1994, loss and loss adjustment expenses increased 97% or $20.5 million from 1993. Loss and loss adjustment expenses for U.S. and U.K. operations increased approximately $7.1 million in 1994 and included $2.6 million for adverse development on prior year reserves. Higher than expected losses on marine policies issued in 1993 were almost offset by reserve savings on U.S. Customs bonds. Underwriting losses increased in professional liability in 1994 over prior year increases. The Company isolated certain risks as the source of unfavorable experience and modified underwriting guidelines and pricing accordingly.

Canadian incurred loss and loss adjustment expenses increased 6.8% to $21.2 million in 1995 from $19.9 million in 1994. Adverse development relating to 1994 and prior periods amounting to $4.0 million was recorded in 1995. Despite the charge for adverse development, Kingsway's 1995 loss ratio increased modestly to 66.2% for 1995 from 64.0% in 1994. Kingsway's 1993 loss ratio was to 57.7%.

Loss and loss adjustment expense for Canadian operations increased $13.4 million or 208.7% in 1994 over 1993. Increased premium production starting in 1993 and continuing for most of 1994, was the source of the increase in 1994. During 1994, Canadian operations incurred a deficiency of 4.0% on its December 31, 1993 reserve estimates.

Acquisition and other issue costs increased 23.3% to $22.8 million in 1995 from $18.5 million in 1994 and the 1994 level was an increase of 29.1% over 1993. U.S. and U.K. acquisition and other issue costs increased 27.1% to $16.9 million from $13.3 million in 1994. U.S. policy acquisition costs were higher in 1995 due to increased premium volume and limitations on the ability to capitalize acquisition costs according to GAAP due to high loss ratios on certain lines. The 1994 acquisition cost level reflected the significant premium growth in Canadian operations over 1993. Canadian acquisition and other issue costs increased 13.6% in 1995 to $6.0 million. This increase is consistent with the change in premium volume mix as the property program incurs a higher rate of acquisition costs than auto.

Total other underwriting expenses increased 14.9% in 1995 to $14.7 million from $12.8 million in 1994, which represented a 19.4% increase over $10.7 million incurred in 1993. Other underwriting expenses for U.S. and U.K. operations increased 23.8% to $10.9 million from $8.8 million in 1994. The 1995 total other underwriting expenses include provisions for doubtful accounts amounting to $700 thousand, agency operating expense increases of $600 thousand and a full year of U.K. underwriting costs which amounted to $869 thousand in 1995, 39.3% more than 1994. Canadian other underwriting expenses amounted to $3.7 million in 1995, 4.8% less than the 1994 level of $3.9 million. The 1994 Canadian other underwriting expense increased 62.6% from $2.4 million incurred in 1993 reflecting the significant increase in premium volume in 1994. The combined ratio is an insurance industry performance ratio. The Company has computed combined ratios on a GAAP basis for this presentation which the Company feels provides a conservative and consistent representation of the U.S. and U.K., and Canadian operations' performance as a whole.

A combined ratio of less than 100.0% indicates an underwriting profit. Many of the large property and casualty companies which sell standard commercial and personal lines of insurance have historically posted combined ratios well in excess of 100.0%. No assurance can be made that loss and loss adjustment expense accruals upon which the Company's combined ratios are based may not prove contrary to the ultimate actual results.

The Company's combined ratio was 103.6% in 1995 compared to 97.5% in 1994 and 101.5% in 1993. The Company's U.S. and U.K. operations have experienced an increase to 110.2% in 1995 compared to a decrease to 100.2% in 1994 from 103.6% in 1993. The combined ratio for Canadian operations increased to 96.3% after decreasing to 93.6% in 1994 from 94.9% in 1993.









RESULTS BY LINE

Underwriting results declined slightly in the Company's surety business in 1995 following a significant improvement in 1994 over 1993. The contract surety bond loss ratio increased from 12.6% in 1993 to 25.8% in 1994 to 46.2% in 1995, while premium grew 29.5% to $7.7 million in 1995 after increasing 148.9% to $5.9 million in 1994, compared to $1.8 million in 1993. U.S. Customs bond results improved in 1995 over 1994 and in 1994 over 1993 as a result of favorable loss developments during those years. Calendar year 1994 loss reserve estimates for U.S. Customs bonds developed favorably by $3.0 million in 1995, and 1993 estimates developed favorably by $1.2 million in 1994.

U.S. AND U.K. OPERATIONS
(DOLLARS IN THOUSANDS)

                                                                                              OTHER
                SURETY                      MARINE             PROFESSIONAL LIABILITY  PROPERTY & CASUALTY             TOTAL
        ----------------------------------------------------------------------------------------------------------------------------
YEAR     PREMIUM     COMBINED         PREMIUM   COMBINED       PREMIUM    COMBINED     PREMIUM     COMBINED      PREMIUM    COMBINED
          EARNED     RATIO(%)          EARNED   RATIO(%)        EARNED    RATIO(%)      EARNED     RATIO(%)       EARNED    RATIO(%)
1995     $24,700         83.5         $20,808      124.7        $3,069       160.3      $5,498        146.8      $54,075       110.2
1994      23,019         80.4          14,996      114.2         2,377       195.4       3,362        106.3       43,754       100.2
1993      19,739        106.5          12,154       85.8         1,681       175.2         772        156.2       34,346       103.6
1992      17,720        105.8          10,773       74.3         2,090       131.5         566        165.2       31,149        97.7
1991      15,415         93.6           8,062       86.9         2,284       157.6         117        127.4       25,878        97.3


CANADIAN OPERATIONS
(DOLLARS IN THOUSANDS)


                                                                                        OTHER
                        AUTO                          PROPERTY                   PROPERTY & CASUALTY                  TOTAL
        ----------------------------------------------------------------------------------------------------------------------------
YEAR         PREMIUM         COMBINED         PREMIUM         COMBINED         PREMIUM        COMBINED        PREMIUM       COMBINED
              EARNED         RATIO(%)          EARNED         RATIO(%)          EARNED        RATIO(%)         EARNED       RATIO(%)
1995         $24,046             92.7          $7,647            109.0            $386            73.6        $32,079           96.3
1994          25,646             92.9           5,084             98.5             313            76.4         31,043           93.6
1993           8,863             88.6           2,059            121.8             225            97.8         11,147           94.9
1992           9,302             79.6           1,154            130.7              --              --         10,456           85.2
1991          12,841             87.8             816            103.2              --              --         13,657           88.7

Indications are that losses settle sooner than originally estimated. However, contract surety bonds posted adverse development of $1.6 million in 1995 compared to a small savings on 1993 reserves recorded in 1994. Certain agency relationships have been terminated and underwriting authorities of other agents have been reduced or eliminated in response to this adverse development.

Marine earned premium reflects growth of $5.8 million in 1995 over 1994 compared to $2.8 million in 1994 over 1993. A full year's production from the London branch office of IIC, and continued emphasis on the addition of new national accounts by IAS in 1995 are the source of the increase. Despite the production increases, 1995 marine underwriting results were negatively affected by adverse development on claims incurred in 1994 and prior. The Company terminated certain sales relationships whose underwriting performance did not meet expectations and plans a series of targeted rate increases to improve profitability.


The Company's other property and casualty lines grew significantly in 1995 and 1994 with the introduction of new products, particularly the truckers liability program, and the further development of existing marketing programs. The combined ratio for these lines increased to 146.8% after declining in 1994 to 106.3% from 156.2% in 1993. The improvement in the 1994 combined ratio was a result of the increased production absorbing more of the related overhead. The increase in 1995 reflects adverse development on loss incurred prior to 1994. The professional liability program reflects an increase in earned premium of $692 thousand or 29.1% in 1995 compared to $696 thousand or 41.4% in 1994 over 1993. Premium increases are the result of marketing efforts in connection with the ITL policy introduced in 1994. The overall combined ratio decrease reflects expected improvements in loss experience related to the ITL policy.

The 1995 combined ratio for the Canadian auto line was level at 92.7% compared to 92.9% for 1994. The loss ratio remained level as well at 66.1% for 1995 compared to 65.5% for 1994 despite recording adverse development of $3.8 million. The Canadian property line reported a combined ratio of 109.0% in 1995 compared to 98.5% in 1994. The related loss ratio increased to 66.6% from 55.9% due to unfavorable experience on the Canadian farm program. As a result, Kingsway management has decided to terminate the program.

Earned premiums on Canadian property had increased by 146.9% in 1994 over 1993 and the related combined ratio also improved to 98.5% from 121.8% in 1993.

INFLATION AND OTHER FACTORS

Periods of inflation have varying effects on the Company and other companies in the insurance industry. Because premium rates for the Company's U.S. Customs bond and marine cargo insurance products are usually tied to the value of cargo being imported or exported, an increase in price levels may result in revenue increases. In periods of inflation, the property and casualty industry generally experiences higher losses, loss adjustment expenses, and operating costs. In contrast, the Company's U.S. Customs bond and marine cargo premiums and losses are tied to the value of goods as of the date of shipment and generally are not adversely affected by inflation.

The value of the dollar relative to other world currencies also affects the Company's U.S. Customs bond and marine cargo business. When the dollar is strong relative to other world currencies, imports generally increase and U.S. Customs bond volume increases. When the dollar is weak relative to other world currencies, exports generally increase and marine cargo insurance volume increases.

U.S. AND CANADIAN FEDERAL INCOME TAXES

The Company's effective tax rates for the years 1995, 1994 and 1993 were 47.7%, 31.4% and 24.1%, respectively. The effective tax rate differs from the U.S. federal corporate tax rate due to the Company's investments in tax exempt securities and the Canadian tax rate differential (see accompanying Notes to Consolidated Financial Statements).

LIQUIDITY AND CAPITAL RESOURCES

The capacity of an insurance company to underwrite insurance is based upon maintaining liquidity and capital resources sufficient to pay claims and expenses as they become due. The Company has historically generated adequate capital resources to support its current operations. This position is further enhanced by its investment policy which emphasizes high quality, short to medium term investments. The primary sources of the Company's liquidity are funds generated from insurance premiums, investment income, and proceeds from investment maturities. The principal application of such funds are payments of losses and loss adjustment expenses, investments, reinsurance, and operating expenses.

Cash flow from operations amounted to $5.1 million in 1995 compared to $12.8 million in 1994 and $1.6 million in 1993. Increased loss levels coupled with a leveling of premium growth account for the decline in 1995. Premium production increases in late 1993 and 1994 were the source of the increase in 1994.

Proceeds from the sale of Kingsway common stock amounting to $4.1 million were used to increase the statutory capital and surplus of IIC.

The Company maintains a $10.0 million line of credit which has been used to facilitate the integration of IAS operations and other general purposes. The Company is currently in negotiations to amend the line to expand borrowing capacity to $15.0 million and to change the pricing to a LIBOR base from bank prime. This change in pricing should translate to lower borrowing costs in the future as a percent of balances outstanding.

In December 1994, borrowings totaling $4.3 million were made to increase the statutory capital and surplus of IIC and Kingsway. The Kingsway contribution made in the form of a note, was repaid in December 1995, with proceeds from the sale of Kingsway stock. The Company does not have any material commitments for capital expenditures.

DIVIDENDS

The Company paid dividends of $0.18 per share, or $1.4 million in 1995 and 1994 and $1.1 million or $0.17 per share in 1993. Any future dividends will depend upon the earnings and financial position of the Company's principal operating subsidiary, IIC, and Kingsway, as well as legal and contractual restrictions.
In addition, the insurance laws of Illinois, the domicile of IIC, require that dividends be paid only out of earned surplus, and are limited to the greater of 10% of statutory surplus or statutory net income, as defined. The Company's line of credit restricts dividend payments to 25% of consolidated net income of the Company for the four quarters prior to payment.

MARKET INFORMATION

  Quarter         High      Low
  -------         ----      ---
 4th 1995        14.75      8.25
 3rd 1995        14.75     11.00
 2nd 1995        11.75      9.00
 1st 1995         9.75      8.00
 4th 1994         9.25      7.25
 3rd 1994        10.50      7.25
 2nd 1994        11.00      8.75
 1st 1994        12.25      7.50

The Company's common stock, par value $1.00, is traded on the Nasdaq National Market under the symbol ICAR. The table shown on the left contains the range of high and low closing sale prices of the common stock of the Company as reported by Nasdaq for each calendar quarter for the last two fiscal years.

HOLDERS

The number of holders of record of Company common stock on March 13, 1996, was approximately 144. Certain information made available to the Company from Automatic Data Processing (ADP) and other broker dealers holding securities in street name indicates there are approximately 2,000 beneficial owners of the Company's common stock.

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
INTERCARGO CORPORATION:

We have audited the consolidated balance sheets of Intercargo Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intercargo Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at January 1, 1994.

KPMG PEAT MARWICK LLP


Chicago, Illinois
March 28, 1996

CONSOLIDATED BALANCE SHEETS

                                                                              At December 31,
                                                                           1995            1994
                                                                        -------------------------
                                                                             (in thousands)
ASSETS
Investments
  Fixed maturities available-for-sale, at fair value                     $44,769           53,201
  Equity securities, at fair value                                         3,474            7,577
  Investee at cost plus cumulative undistributed
    earnings (fair value:  1995, $17,590)                                 11,898                -
                                                                        -------------------------

     Total investments                                                    60,141           60,778
Cash and cash equivalents                                                 16,478           19,011
Premiums receivable                                                       14,920           21,887
Accrued investment income                                                    804              925
Deferred policy acquisition costs                                          4,898            6,602
Reinsurance recoverable on loss and loss expenses:
 Paid claims                                                               1,192            1,123
 Unpaid claims                                                             2,964            3,375
Prepaid reinsurance premiums                                               2,089            3,792
Notes receivable                                                             349              825
Income tax recoverable                                                     1,092                -
Deferred income tax                                                          822            1,966
Equipment, at cost less accumulated depreciation                           1,738            2,496
Goodwill                                                                   2,468            3,217
Other assets                                                               6,211            2,426
                                                                        -------------------------
      Total assets                                                      $116,166          128,423
                                                                        =========================

LIABILITIES
Losses and loss adjustment expenses                                     $ 36,293           38,836
Unearned premiums                                                         17,691           31,586
Funds held by Company                                                        748              268
Supplemental duty deposits                                                 2,669            3,147
Accrued expenses and other liabilities                                     5,409            6,029
Notes payable                                                              9,735            8,636
                                                                        -------------------------
      Total liabilities                                                   72,545           88,502
                                                                        -------------------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock--$1 par value; authorized 20,000,000
 shares; issued and outstanding, 7,640,981 shares in 1995
 and 1994                                                                  7,641            7,641
Additional paid-in capital                                                24,104           24,104
Net unrealized loss on foreign currency translation                       (1,179)          (2,002)
Net unrealized gain (loss) on available-for-sale securities                  567           (1,546)
Retained earnings                                                         12,488           11,724
                                                                        -------------------------
     Total stockholders' equity                                           43,621           39,921
                                                                        -------------------------
     Total liabilities and stockholders' equity                         $116,166          128,423
                                                                        =========================



See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                    Year Ended December 31,
                                               1995          1994          1993
                                           -------------------------------------
                                           (in thousands, except per share data)
REVENUES

Insurance premium income                     $86,154        74,797        45,493

Net investment income                          6,273         4,378         3,990

Commission income                                531           433           573

Other income                                   1,228         1,277           656
                                             -----------------------------------
      Total                                   94,186        80,885        50,712
                                             -----------------------------------
LOSSES AND EXPENSES

Losses and loss adjustment expenses           51,746        41,599        21,114

Policy acquisition and other issue costs      22,829        18,511        14,336

Other underwriting expenses                   14,706        12,801        10,724

Interest expense                                 987           512           406

Litigation settlement expense                      -           201         1,314
                                             -----------------------------------
      Total                                   90,268        73,624        47,894
                                             -----------------------------------

Operating income                               3,918         7,261         2,818

Income tax expense                             1,868         2,280           680
                                             -----------------------------------

Net income before equity in net income
  of investee                                  2,050             -             -

Equity in net income of investee                  89             -             -
                                             -----------------------------------

NET INCOME                                   $ 2,139         4,981         2,138
                                             ===================================

Average number of shares of common
stock and equivalents outstanding              7,668         7,662         7,121

NET INCOME PER SHARE                         $  0.28          0.65          0.30
                                             ===================================


See accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                 Net
                                                                          Unrealized             Net
                                                                         Gain (Loss)      Unrealized
                                                        Additional        on Foreign            Gain                       Stock-
                                        Number   Common    Paid-in          Currency       (Loss) on       Retained      holders'
                                     of Shares    Stock    Capital       Translation      Securities       Earnings       Equity
                                     --------------------------------------------------------------------------------------------
                                                                        (in thousands)
Balance at
 December 31, 1992                     6,891      $6,891    16,662           (953)          (102)           7,121         29,619
- ------------------

Net income                                                                                                  2,138          2,138

Change in foreign
 currency translation                                                        (422)                                          (422)

Change in unrealized
 gain (loss) on equity securities                                                            191                             191

Dividends paid to stockholders
 ($0.17 per share)                                                                                         (1,141)        (1,141)

Warrants exercised                        89          89       245                                                           334

Employee stock options exercised           5           5        20                                                            25

New shares issued--private
 placement                               500         500     5,875                                                         6,375

New shares issued--
 acquisition                             146         146     1,262                                                         1,408
- --------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1993                     7,631       7,631    24,064         (1,375)            89            8,118         38,527
- ------------------

Cumulative effect of the
 implementation of  SFAS
 No. 115                                                                                   1,166                           1,166

Net income                                                                                                  4,981          4,981

Change in foreign
 currency translation                                                        (627)                                          (627)

Change in unrealized gain (loss)
 on available-for-sale
 securities                                                                               (2,801)                         (2,801)

Dividends paid to
 stockholders
 ($0.18 per share)                                                                                         (1,375)        (1,375)

Employee stock options
 exercised                                10          10        40                                                            50
- --------------------------------------------------------------------------------------------------------------------------------

Balance at
December 31, 1994                      7,641       7,641    24,104         (2,002)        (1,546)          11,724         39,921
- -----------------

Net income                                                                                                  2,139          2,139

Change in foreign
 currency translation                                                         823                                            823

Change in unrealized gain (loss)
 on available-for-sale
 securities                                                                                2,113                           2,113

Dividends paid to stockholders
 ($0.18 per share)                                                                                         (1,375)        (1,375)
- --------------------------------------------------------------------------------------------------------------------------------

Balance at
 December 31, 1995                     7,641      $7,641    24,104         (1,179)           567           12,488         43,621
================================================================================================================================


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            Year Ended December 31,
                                                                      1995            1994            1993
                                                                      ------------------------------------
                                                                                 (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            $2,139         4,981          2,138
Adjustments to reconcile net income to net cash
 provided from operating activities:
 Realized gains                                                         (415)          (43)           (97)
 Depreciation and amortization                                           702           680            457
 Amortization of premiums (discounts) on investments                      52          (422)          (393)
 Undistributed earnings of affiliate                                  (2,662)            -              -
 Increase in premiums receivable                                      (5,417)       (4,598)        (6,086)
 Increase in deferred policy acquisition costs                          (420)       (1,387)        (2,845)
 Decrease (increase) in reinsurance recoverable                       (1,406)       (1,868)         1,820
 Decrease (increase) in notes receivable                               2,297           433           (155)
 Change in income tax accounts                                        (1,453)          948           (991)
 Increase in other assets                                             (1,171)         (924)          (390)
 Increase (decrease) in liability for losses and
     loss adjustment expenses                                          9,571         9,140           (906)
 Increase in unearned premiums                                         1,831         5,116         11,028
 Increase (decrease) in funds held                                       480           300         (1,523)
 Decrease in supplemental duty deposits                                 (478)         (938)          (757)
 Other, net                                                            1,476         1,400            251
                                                                     ------------------------------------
     Net cash provided from operating activities                       5,126        12,818          1,551
                                                                     ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Fixed maturities available-for-sale:
 Purchases                                                           (21,957)      (20,102)             -
 Sales                                                                 8,080         5,005              -
 Maturities and calls                                                  4,563         5,715              -
Fixed maturities held-to-maturity:
 Purchases                                                                 -             -        (17,932)
 Sales                                                                     -             -          4,183
 Maturities and calls                                                      -             -          6,205
Equity securities:
 Purchases                                                                 -        (1,472)        (5,761)
 Sales                                                                 4,191         2,743          1,690
 Calls                                                                     -           187            995
Net sales (purchases) of short-term investments                         (260)        4,721          1,065
Purchase of subsidiary                                                (1,499)            -              -
Subsidiary cash at purchase date                                         170             -            815
Sale of Kingsway common stock                                          4,107             -              -
Decrease in cash due to deconsolidation of Kingsway                   (3,964)            -              -
Purchase of property and equipment, net                                 (814)       (1,191)          (504)
                                                                     ------------------------------------
     Net cash used in investing activities                            (7,383)       (4,394)        (9,244)
                                                                     ------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock offerings                                              -             -          6,375
Proceeds from (payment of) notes payable                               1,099        (2,312)         8,098
Proceeds from the exercise of stock options                                -            50            359
Dividends paid to stockholders                                        (1,375)       (1,375)        (1,141)
                                                                     ------------------------------------
     Net cash provided (used in) from financing activities              (276)       (3,637)        13,691
                                                                     ------------------------------------
Net increase (decrease) in cash and cash equivalents                  (2,533)        4,787          5,998
Cash and cash equivalents:
 Beginning of the period                                              19,011        14,224          8,226
                                                                     ------------------------------------
 End of the period                                                   $16,478        19,011         14,224
                                                                     ====================================


See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

Intercargo Corporation is an insurance holding company incorporated in the State of Delaware whose wholly owned subsidiaries at December 31, 1995, consist of Intercargo Insurance Company (IIC), International Advisory Services, Inc. (IAS), Intercargo International Limited (IIL), and TRM Insurance Services, Inc. (TRM). IIL's name was changed from Interocean Company, Ltd. in 1995.

In October, 1995, IIC purchased the stock of Eastern Insurance Company (H.K.), a Hong Kong licensed insurance company for $1.5 million. The company was renamed Intercargo Insurance Company H.K. Limited (IIC - H.K.). The acquisition is accounted for by the purchase method, and accordingly, the operations of IIC
- - H.K. are included in the Company's financial statements from the date of acquisition. In connection with the acquisition, the Company has recorded an intangible asset of $2.7 million related to IIC - H.K.'s license to operate as an insurance company in Hong Kong. IIC owned 100% of Oceanic Insurance and Surety Company (Oceanic). In December 1995, the Illinois Department of Insurance approved a plan of merger which merged all of Oceanic's assets and liabilities into IIC.

On December 18, 1995, Kingsway Financial Services (Kingsway), a then wholly owned subsidiary of the Company, sold 1.8 million shares of its common stock in a public offering. The Company sold 600 thousand of its 3.0 million Kingsway shares in that transaction thereby reducing its equity interest in Kingsway to 50% at December 31, 1995. The Company's consolidated results of operations include 100% of Kingsway's results of operations through December 18, 1995. The Company's financial position reflects the remaining 50% interest in Kingsway on the equity method of accounting to December 31, 1995.

Kingsway is a property and casualty insurance holding company based in Ontario, Canada, which primarily writes and assumes commercial and other automobile insurance considered to be non-standard, and other specialty insurance for commercial properties through its 100% owned subsidiary, Kingsway General Insurance Company.

IIC is a property and casualty insurer based in the United States, which primarily writes U.S. Customs bonds, marine cargo, and professional liability insurance. IIC conducts business in the United Kingdom through a branch office
operation.   Its products are sold to importers and exporters through
customs brokers, freight forwarders, and other service firms engaged in the international and domestic movement of cargo.

The Company primarily operates in the business of underwriting property and casualty insurance. Business placed by the insurance agency subsidiaries with insurance companies unrelated to the Company is not significant, and therefore, the Company believes property and casualty insurance is its only reportable business segment.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Investment Valuations
Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments in all debt securities and those equity securities with readily determinable market values be classified into one of three categories: held-to-maturity, trading, or available-for-sale.

Held-to-Maturity Securities:
Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Except for declines that are other than temporary, changes in the fair value are not reflected in the financial statements. The Company holds no debt securities in this category.

Trading Securities:

Debt and equity securities purchased for short-term resale are classified as trading securities. Unrealized gains and losses are included in earnings. The Company holds no debt or equity securities in this category.

Available-for-Sale Securities:
All other debt and equity securities not included in the above categories are classified as available-for-sale and reported at fair value. Unrealized gains and losses are excluded from earnings and reported in a separate component of stockholders' equity net of deferred income taxes. All of the Company's equity securities and debt securities are classified as available-for-sale.

Prior to the adoption of SFAS No. 115, the Company classified all of its debt securities as held-to-maturity which were carried at amortized cost. Investments in equity securities were carried at fair value with unrealized appreciation or depreciation included in stockholders' equity. In conjunction with the adoption of SFAS No. 115, all of the Company's debt securities were deemed as available-for-sale. Unrealized holding gains on adoption amounted to $1.2 million, net of tax. The adoption of SFAS No. 115 had no effect on net income as the amount was credited directly to stockholders' equity.

Gains and losses on sales of investments are computed on the specific identification method and are reflected in net income. Fair values are based upon quoted market prices or values obtained from independent pricing sources.

(c) Investment in Investee
The Company does not recognize into income its equity share of changes in an investee's reported net assets resulting from an investee's issuance of stock. Unconsolidated investees between 20% and 50% owned are accounted for under the equity method accounting.

(d) Liability for Losses and Loss Adjustment Expenses
The liability for losses and loss adjustment expenses represents estimates of the ultimate unpaid cost of all claims incurred, including claims incurred but not yet reported. These estimates are based upon historical experience of the business written by the Company and other direct writers reinsured by the Company, adjusted for current trends. Management believes that the provision for losses and loss adjustment expenses is adequate to cover the ultimate liability; however, such estimates may be more or less than the amount ultimately paid when the claims are settled. Reinsurance recoverables on unpaid losses and ceded unearned premiums are reported as assets instead of netting these against related reserves (see note 4).

(e) Premium Recognition
Insurance premiums are recognized as revenue ratably over the terms of the policies. Unearned premiums are computed on the daily pro rata basis.

(f) Policy Acquisition Costs

Policy acquisition costs are costs such as commissions and certain other underwriting and agency expenses which vary with and are directly related to the production of business. Such costs are deferred to the extent recoverable from future earned premiums and are amortized ratably over the terms of the related policies. Costs deferred and amortized over the past three years are summarized as follows (in thousands):

                                           Year ended December 31,
                                          1995        1994     1993
                                         ---------------------------
Deferred policy acquisition
 costs, beginning of period              $6,602      5,215     2,442
Deferred:
 Direct commissions                      17,766     15,636    11,775
 Premium taxes                            2,536      2,234     1,610
 Other direct underwriting
 expenses                                 6,740      4,894     5,239
 Ceding commissions                      (3,201)    (2,866)   (1,515)
                                         ---------------------------
Net deferred                             23,841     19,898    17,109
Amortized                               (22,829)   (18,511)  (14,336)
Adjustment due to
 deconsolidation of Kingsway             (2,716)         -         -
                                         ---------------------------
Deferred policy acquisition
 costs, end of period                    $4,898      6,602     5,215
                                         ---------------------------


(g) Federal Income Tax
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is enacted.

(h) Cash and Cash Equivalents
Cash includes $170 thousand on deposit with Hong Kong regulatory authorities at December 31, 1995. Cash equivalents consist of investments with an original or remaining maturity of three months or less at purchase.

(i) Earnings Per Share
Earnings per share are computed based upon the weighted average number of shares of common stock and common stock equivalents (to the extent dilutive) outstanding each year. Common stock equivalents consist of shares issuable under the Company's stock option plan.

(j) Foreign Exchange
Assets and liabilities relating to foreign operations are translated to U.S. dollars using current exchange rates. Revenues and expenses are translated to U.S. dollars using the average exchange rate as determined on a yearly basis. Translation adjustments for financial reporting in U.S. dollars are reflected as a separate component of stockholders' equity.

(k) Commission Income
The Company recognizes commission income when the premiums are billed to the customer, or the effective date of the policy, whichever is later.

(l) Premiums Receivable
Current accounts receivable are stated net of allowances for uncollectible accounts of $605 thousand and $239 thousand at December 31, 1995 and 1994, respectively.

(m) Goodwill and Other Intangible Assets Goodwill is the excess of the fair value of consideration paid for companies acquired over the fair value of the related net assets acquired. Goodwill is amortized using the straight-line method over periods not exceeding 20 years.

Intangible assets relate to the acquisition of licenses, customer lists, non-compete agreements, and employment agreements and are amortized using the straight-line method over periods not exceeding 20 years.

(n) Premium Trust Funds Premiums collected from insureds but not yet remitted to insurance carriers are restricted as to use by laws in certain states in which IAS operates. The amount of cash and cash equivalents so restricted was $1.3 million at December 31, 1995.

(o) Reclassifications Certain reclassifications have been made to the prior years' financial statements to conform with the current presentation.

(3) INVESTMENTS
Amortized cost, unrealized gains and losses, and estimated fair value of investments as of December 31, 1995 and 1994, are summarized as follows (in thousands):

                                                                            December 31, 1995
                                               -------------------------------------------------------------------
                                                                     Gross              Gross          Estimated
                                                 Amortized      Unrealized         Unrealized               Fair
                                                      Cost           Gains             Losses              Value
                                               -------------------------------------------------------------------
(Available-for-Sale)
Fixed maturities:
U.S. Government and Agency obligations             $13,670             111                (42)            13,739
State, municipal, and other tax advantaged
 securities                                         19,776             689                (20)            20,445
Corporate securities                                 9,545             275                 (8)             9,812
Other fixed maturity investments                       774               -                 (1)               773
                                               -------------------------------------------------------------------
Total fixed maturities                             $43,765           1,075                (71)            44,769
Equity securities                                  $ 3,618              11               (155)             3,474
                                               -------------------------------------------------------------------
Total                                              $47,383           1,086               (226)            48,243
                                               ===================================================================
                                                                            December 31, 1995
                                               -------------------------------------------------------------------
                                                                     Gross              Gross          Estimated
                                                 Amortized      Unrealized         Unrealized               Fair
                                                      Cost           Gains             Losses              Value
                                               -------------------------------------------------------------------
(Available-for-Sale)
Fixed maturities:
U.S. Government and Agency obligations              $5,347               -               (433)             4,914
Canadian Government and Provincial obligations      17,995               -               (293)            17,702
State, municipal, and other tax advantaged
 securities                                         22,001             304               (336)            21,969
Corporate securities                                 6,818               -               (238)             6,580
Other fixed maturity investments                     2,135               -                (99)             2,036
                                               -------------------------------------------------------------------
Total fixed maturities                              54,296             304             (1,399)            53,201
Equity securities                                    8,834               1             (1,258)             7,577
                                               -------------------------------------------------------------------
Total                                              $63,130             305             (2,657)            60,778
                                               ===================================================================

Amortized cost and estimated fair value for fixed maturities held as of December 31, 1995, summarized by maturity, are as follows (in thousands):


                                                              Estimated
                                                  Amortized        Fair
                                                       Cost       Value
                                                  ---------------------
Due in one year or less                             $ 4,477       4,488
Due after one year through five years                16,203      16,624
Due after five years through ten years               21,837      22,365
Due after ten years                                   1,248       1,292
                                                    -------      ------
                                                    $43,765      44,769
                                                    =======      ======

In 1995, gross gains of $390 thousand and gross losses of $28 thousand were realized on the sale of investments. In 1994, gross gains of $187 thousand and gross losses of $144 thousand were realized on the sale of investments. In 1993, gross gains of $170 thousand and gross losses of $73 thousand were realized on the sale of investments.

Investment securities carried at $9.6 million and $11.0 million at December 31, 1995 and 1994, respectively, were on deposit or pledged to governmental authorities as required by law.

The sources of net investment income are as follows (in thousands):


                                                    Year ended December 31,
                                                    1995      1994      1993
                                                  --------------------------
Income from fixed maturities
  in excess of one year                           $3,064     2,699     2,755
Income from short-term
  investments and cash equivalents                 2,421       828       308
Income from other sources                             74       379       311
Income from equity issues                            641       699       752
Gain on sale of Kingsway common stock                244         -         -
Investment expenses                                 (171)     (227)     (136)
                                                  --------------------------
Net investment income                             $6,273     4,378     3,990
                                                  ==========================


At December 31, 1995, the net unrealized gain on of available-for-sale securities was net of a deferred tax liability of $292 thousand. At December 31, 1994, the net unrealized depreciation of available-for-sale securities was net of deferred tax benefit totaling $800 thousand.

(4) REINSURANCE
In the normal course of business, the Company assumes and cedes reinsurance with other insurers. Reinsurance is ceded primarily to limit losses from large exposures and to permit recovery of a portion of direct losses; however, such a transfer does not relieve the originating insurance company of contingent liability.

The majority of the Company's ceded reinsurance is placed with a limited number of reinsurers, however, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from insolvencies. A contingent liability exists to the extent that the Company's reinsurers are unable to meet their contractual obligations. Management makes provision for uncollectible reinsurance when warranted and is of the opinion that no additional liability will accrue to the Company with respect to this contingency.

The effects of reinsurance on premiums written, premiums earned, and loss and loss adjustment expenses incurred for the three years ended December 31, 1995, 1994, and 1993, are as follows (in thousands):


                                                   Direct       Ceded       Assumed       Net
                                                 --------------------------------------------
Year ended December 31, 1995
- ----------------------------
Premiums written                                 $103,396      14,001         1,409    90,804
Premiums earned                                  $ 98,460      13,594         1,288    86,154
Loss and loss adjustment expenses incurred       $ 58,431       7,208           523    51,746

Year ended December 31, 1994
- ----------------------------
Premiums written                                 $ 92,047      11,561           251    80,737
Premiums earned                                  $ 86,216      11,565           146    74,797
Loss and loss adjustment expenses incurred       $ 49,140       7,540            (1)   41,599

Year ended December 31, 1993
- ----------------------------
Premiums written                                 $ 66,264      11,512           254    55,006
Premiums earned                                  $ 54,924       9,722           291    45,493
Loss and loss adjustment expenses incurred       $ 25,211       3,210          (887)   21,114


5) FEDERAL INCOME TAX
The components of income tax expense are as follows (in thousands):

                                            Year ended December 31,
                                            1995     1994     1993
                                          -------------------------
Current                                   $2,308    2,639      797
Deferred                                    (440)    (359)    (117)
                                          -------------------------
                                          $1,868    2,280      680
Tax on unrealized gain (loss) on          -------------------------
investments                               $  292     (800)     (46)
                                          =========================

The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax asset at December 31, 1995 and 1994, were (in thousands):

                                                       December 31,
                                                   1995           1994
                                                 ----------------------
Deferred tax assets:
 Loss reserves                                   $1,257          1,099
 Unearned premium reserves                        1,061          2,176
 Future benefit of net operating losses           1,476          1,476
 Unrealized investment loss                           -            800
 Other                                              550            103
 Less: valuation allowance                       (1,476)        (1,119)
                                                 ----------------------
  Deferred tax assets                             2,868          4,535
                                                 ----------------------
Deferred tax liabilities:
 Deferred policy acquisition costs               (1,617)        (2,463)
 Unrealized investment gain                        (292)             -
 Depreciation                                      (128)           (80)
 Other                                               (9)           (26)
                                                 ----------------------
  Deferred tax liabilities                       (2,046)        (2,569)
                                                 ----------------------
  Net deferred tax asset                         $  822          1,966
                                                 ======================

The valuation allowances of approximately $1.5 million and $1.1 million at December 31, 1995 and 1994, respectively, pertain solely to net operating losses
(NOL) of IAS. These NOLs are considered to have arisen in separate return limitation years (SRLY) and under Federal tax law can only be utilized against future taxable income generated by IAS. Valuation allowances have been established to reduce the deferred tax asset related to the pre-acquisition NOLs of IAS to the amount that, based upon available evidence, is, in management's judgment, more likely than not to be realized. The NOL carryforwards at December 31, 1995, begin expiring in 2002.

Income taxes paid (net of taxes recovered) were $3.2 million, $1.6 million, and $1.8 million in 1995, 1994, and 1993, respectively. The actual Federal income tax expense for 1995, 1994, and 1993 differed from the "expected" tax expense for those years as described below (in thousands). "Expected" tax expense is computed by applying the U.S. Federal corporate tax rate of 34% to operating income.



                                                Year ended December 31,
                                            1995          1994       1993
                                          -------------------------------
Computed expected tax                     $1,332         2,469        958
Foreign tax rate differential                475           451        243
Tax exempt interest and dividend
  received deduction                        (487)         (577)      (581)
Realization of pre-merger operating
  loss benefit                                 -          (212)      (164)
Foreign source income                        106           (98)       154
Other                                        442           247         70
                                          -------------------------------
                                          $1,868         2,280        680
                                          -------------------------------


The Company and its U.S. subsidiaries file a consolidated tax return. Federal income tax expenses are calculated on an entity basis and are allocated accordingly.

Foreign income not expected to be taxed in the United States has arisen because Kingsway is not subject to U.S. income taxes. For 1995, 1994, and 1993, pre-tax income includes $4.5 million, $4.2 million, and $2.1 million, respectively, attributable to Kingsway. Included in 1995, 1994, and 1993 income tax expense is $1.9 million, $1.9 million, and $1.0 million, respectively, related to such income. Kingsway's income has been subject to Canadian federal and provincial income taxes at the cumulative corporate rate of 44.5% in 1995, and 44.3% in 1994 and 1993. Temporary differences relating to Kingsway arising from tax law for Canadian insurance companies are similar to those of the U.S. subsidiaries.

(6) RELATED PARTY TRANSACTIONS

Certain of the Company's reinsurers are affiliated insurance companies. The Company ceded to these affiliates premiums written of $524 thousand, $381 thousand, and $60 thousand in 1995, 1994, and 1993 respectively. Current and former employees of the Company are indebted to the Company for loans outstanding. At December 31, 1995 and 1994, employee indebtedness amounted to $140 thousand and $367 thousand, respectively. The loans receivable are current as to principal and interest at December 31, 1995.

(7) LITIGATION

In July 1993, the Company settled a lawsuit in which the Company and its Chairman of the Board, James R. Zuhlke, were named defendants. The suit sought to recover damages for the return of insurance premiums purportedly written by
G. Nicholas Brueggen on behalf of Binford Insurance Company. The lawsuit, which sought damages up to $3 million, was settled by the payment of $875 thousand in full satisfaction of all claims. Other costs related to the matter amounted to $439 thousand. In July, 1994, the Company obtained a judgment of $1.4 million against Mr. Brueggen and an associate which is not reflected in the financial statements.

During 1994, the Company settled litigation in the amount of $201 thousand for which there is no continuing liability.

There are no other pending legal proceedings to which the Company or its subsidiaries is a party or of which any of the properties of the Company or its subsidiaries is subject, except for claims arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such litigation will not have a material effect on the financial condition of the Company.

(8) RECONCILIATIONS TO STATUTORY ACCOUNTING

The Company's insurance subsidiaries are required to file statutory financial statements with insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.

Reconciliations of combined net income and statutory capital and surplus as determined using statutory accounting principles to the amounts included in the accompanying financial statements are as follows (in thousands):

                                                       Year ended December 31,
                                                      1995       1994      1993
                                                     ---------------------------
Statutory net income of insurance subsidiaries       $2,634     2,510     1,320
Increases (decreases):
Net income (loss) from
  non-insurance operations                             (564)      822      (486)
Deferred policy acquisition
  costs (U.S. operations)                               420     1,590     1,290
Deferred income taxes                                   440       177       206
Provision for uncollectible reinsurance                (400)        -         -
Consolidating eliminations
   other adjustments, net                              (391)     (118)     (192)
                                                     ---------------------------
Consolidated net income
  as reported herein                                 $2,139     4,981      2,138
                                                     ---------------------------

                                                       Year ended December 31,
                                                         1995           1994
                                                       -----------------------
Statutory capital and surplus of insurance
  subsidiaries                                          $26,639         34,424
Increases (decreases):
Non-insurance net assets
  (liabilities)                                           7,859         (2,438)
Non-admitted assets and other
 statutory adjustments, net                               2,146          2,942
Deferred policy acquisition
  costs (U.S. operations)                                 4,898          4,478
Costs in excess of net assets
  of purchased businesses                                 2,468          3,217
Deferred income taxes                                       822          1,572
Unrealized loss on foreign
  currency translation                                   (1,179)        (2,002)
Adjustment to GAAP
  fair values                                               681         (1,546)
Consolidating eliminations
  and other adjustments                                    (713)          (726)
                                                       -----------------------
Stockholders' equity as reported herein                 $43,621         39,921
                                                       -----------------------

The statutory surplus and capital of the Company's U.S. insurance subsidiary is sufficient to satisfy current regulatory requirements. Dividend payments to the Company from its insurance subsidiaries are restricted by insurance laws as to the amount that may be paid without prior approval of insurance regulatory authorities. Under the insurance regulations of Illinois, IIC's state of domicile, ordinary dividends are limited to the greater of 10% of statutory surplus or statutory net income, as defined, for the prior twelve month period. Under Canadian provincial insurance laws, dividends are limited to 50% of prior year net income. The estimated dividend distribution which can be made to the Company by its subsidiaries in 1996 based on these regulatory guidelines is approximately $3.3 million.

The Company's U.S. insurance subsidiary, IIC, is required to file annual statements with insurance regulatory authorities which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is expected to be completed in 1996, will likely change the definition of what comprises prescribed versus permitted statutory accounting practices, and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. IIC does not currently use permitted statutory accounting practices which could have a significant impact on its statutory financial statements.

(9) UNAUDITED INTERIM FINANCIAL INFORMATION (in thousands)
- ----------------------------------------------------------

                                                  Three months ended
                                      March 31    June 30    Sept 30    Dec 31
                                      -----------------------------------------
1995
Revenues                              $23,166      24,126     23,103     23,791
                                      -----------------------------------------
Net income from operations             $2,075       2,075      1,628     (3,728)
Net income from investee                    -           -          -         89
                                      -----------------------------------------
Net income                             $2,075       2,075      1,628     (3,639)
                                      -----------------------------------------
Net income per share                    $0.27        0.27       0.21      (0.47)
                                      -----------------------------------------

1994
Revenues                              $17,405      18,794     23,119     21,567
                                      -----------------------------------------
Net income from operations               $860         539      1,928      1,654
Net income from investee                    -           -          -          -
                                      -----------------------------------------
Net income                               $860         539      1,928      1,654
                                      -----------------------------------------
Net income per share                    $0.11        0.07       0.25       0.22
                                      -----------------------------------------


During the fourth quarter of 1995, the Company, on a pre-tax basis, increased its provision for loss and loss adjustment expenses by approximately $4.0 million, wrote-off approximately $600 thousand of deferred acquisition costs deemed unrecoverable related to its professional liability business, and recorded $400 thousand in charges for contingently non-recoverable reinsurance on programs terminated in 1993.

(10) STOCK OPTIONS AND WARRANTS

On July 28, 1987, the Company's stockholders approved the Company's 1987 Non-Qualified and Incentive Stock Option Plan (Option Plan). A total of 600 thousand shares of common stock are authorized for issuance under the Option Plan upon exercise of incentive stock options and non-qualified stock options. On November 13, 1989, options were granted which were exercisable at $5.00 per share, totaling 54 thousand shares. During 1991, an additional 44 thousand options were granted with an exercise price of $14.50 per share, the market value of the Company's stock at the date of issue. On November 12, 1992, an additional 33 thousand options were granted at the then current market price of $14.00 per share as the exercise price. During 1993, options granted at $5.00 per share were exercised, resulting in the issuance of 5 thousand new shares. On May 19, 1994, an additional 4 thousand options were granted at the then current market price of $10.25 per share as the exercise price. On November 10, 1994, 29 thousand options were granted at the then current market price of $8.00 per share as the exercise price. During 1994, options granted at $5.00 per share were exercised, resulting in the issuance of 10 thousand new shares. On August 22, 1995, 6,000 options were granted at an exercise price of $11.75. On November 10, 1995, 36,000 options were granted at an exercise price of $13.25. No options were exercised in 1995. There are vested and non-vested options outstanding to purchase 191 thousand shares of stock at prices ranging from $5.00 to $14.50 at December 31, 1995.

In conjunction with the Company's initial public offering in May 1988, the Company sold warrants to purchase 89 thousand shares of common stock to the representative of the underwriters of the offering. The warrants, exercised in 1993, resulted in the issuance of 89 thousand new shares for $334 thousand.

(11) COMMITMENTS

The Company has obligations under long-term operating leases for its office premises in the United States, Canada, and the United Kingdom. The future minimum lease payments are as follows (in thousands):

                                      1996                      $1,107
                                      1997                       1,032
                                      1998                         963
                                      1999                         930
                                      2000                         877
                                      2001 and thereafter          922
                                                                ------
                                                                $5,831
                                                                ======

Included in other underwriting expenses is rental expense of $1.3 million, $1.1 million, and $1.0 million for 1995, 1994, and 1993, respectively.

The Company has indemnification agreements (Agreements) with each of the Company's directors whereby the Company has agreed to indemnify each director from certain losses and expenses. Certain amounts are excluded from the
Company's indemnification obligation,   including any illegal payments or
fraudulent, dishonest, or willful misconduct. In addition, the directors have agreed to reimburse the Company for all losses and expenses paid by the Company in connection with any action, suit, or proceeding in which a court in a final adjudication decides that the director is not entitled to indemnification.

(12) CAPITALIZATION

In March 1993, the Company obtained a $10.0 million revolving bank line of credit. At December 31, 1995 and 1994, the outstanding balance on the line of credit amounted to approximately $9.7 million and $8.3 million, respectively. The line of credit matures the earlier of two years or when outstanding balances amount to $10.0 million at which time the line of credit is converted to a term loan with a three year maturity. Interest on the revolving line is adjustable to the bank prime rate plus 0.25%; interest on the term loan, if converted, is adjustable to the bank prime rate plus 0.50%. Debt service on the revolving line of credit is limited to interest only payable monthly. If converted, the term loan balance is payable 5% quarterly with interest payable monthly and the balance due at maturity. The proceeds from the line of credit borrowings were used to cure deficiencies in IAS's premium trust fund accounts and to increase the capital and surplus of the Company's insurance subsidiaries. The line of credit and the term loan are collateralized by the Company's stock of IIC and Kingsway.

Under the terms of the loan agreement, the Company must maintain tangible net worth, as defined (based on generally accepted accounting principles), of at least $27 million at December 31, 1995 (increasing $2.5 million per year, thereafter), maintain statutory net worth of IIC at certain levels, and limit dividends to 25% of consolidated net income for the prior four quarters.

The Company paid interest expense of $987 thousand, $512 thousand, and $406 thousand in 1995, 1994, and 1993, respectively.

In December 1993, the Company sold 500 thousand new shares of its common stock to Orion Capital Corporation (Orion) for $6.4 million. The new shares issued are restricted and unregistered. In addition, Orion acquired 1,006,484 shares of the Company's common stock in a private transaction with The Harper Group, Inc.

(13) SUPPLEMENTAL DUTY DEPOSITS

Supplemental duty deposits are security deposits held by IAS until the insured bond principal (Depositor) has settled duty charges imposed by U.S. Customs. Under the terms of the agreement with the Depositor, the Depositor is not entitled to a refund of its deposit until it has provided competent written legal evidence that the conditions of each and every bond connected with the deposit has been fully satisfied.

IAS considers its liability to the Depositor to have expired after seven years if the Depositor has not met the conditions necessary to receive a refund under the terms of the deposit agreement. The expiration of the liability for these deposits was $31 thousand, $119 thousand, and $87 thousand in 1995, 1994, and 1993, respectively, and is reflected in the accompanying consolidated statements of income.

(14) FOREIGN OPERATIONS

Revenues, operating income, and identifiable assets included in the accompanying consolidated financial statements related to foreign operations as of and for the years ended December 31, 1995, 1994, and 1993, were as follows:




                                 December 31,
                              1995      1994       1993
                             ---------------------------
                                (dollars in millions)
Revenues                     $35.9       32.6       12.7
Operating income             $ 4.6        3.9        2.1
Identifiable assets          $ 3.4       42.9       37.3


(15) LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

Loss and loss adjustment expense reserves are based on long-range projections which are subject to uncertainty. Uncertainty regarding reserves of a given accident year is gradually reduced as new information emerges each succeeding year, allowing more reliable reevaluations of such reserves. While management believes that reserves as of December 31, 1995, are adequate, uncertainties in the reserving process could cause such reserves to develop favorably or unfavorably as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves which are small relative to the amount of such reserves could significantly impact future reported earnings of the Company.

Activity related to unpaid loss and loss adjustment expenses (LAE) follows (in thousands):


                                                             Year Ended December 31,
                                                         1995          1994           1993
                                                        ------        ------         ------
Unpaid Losses and LAE at the beginning
  of the period, net of reinsurance recoverables
  of $3,830, $3,407, and $5,231                        $35,006        26,289         23,940
Unpaid Losses and LAE of acquired entities at
  the beginning of the period                            1,300             -          1,945
                                                       -------       -------        -------
Adjusted unpaid losses and LAE at the beginning
  of the period                                         36,306        26,289         25,885
                                                       -------       -------        -------
Provision for Losses and LAE for claims occurring
  during:
Current year                                            45,642        39,462         19,326
Prior years                                              6,104         2,137          1,788
                                                       -------       -------        -------
Total                                                   51,746        41,599         21,114
                                                       -------       -------        -------
Less Losses and LAE payments for claims
  occurring during:
Current year                                           (17,491)      (18,638)        (7,654)
Prior years                                            (20,205)      (14,244)       (13,056)
                                                       -------       -------        -------
Total                                                  (37,696)      (32,882)       (20,710)
                                                       -------       -------        -------
Adjustment due to deconsolidation of Kingsway          (17,201)            -              -
                                                       -------       -------        -------
Unpaid Losses and LAE at the end of period,
  net of reinsurance recoverables of $3,138,
  $3,830, and $3,407                                   $33,155        35,006         26,289
                                                       =======       =======        =======

During 1995, it became apparent that the estimated unpaid claims for liabilities established at December 31, 1994 on Kingsway's business lines would exceed initial expectations and loss reserves were increased accordingly by $4.0 million. Also, during 1995, loss experience related to U.S. operations for 1994 and prior years suggested reserve increases amounting to $5.2 million were required for the marine cargo, contract surety and other property and casualty lines. These increases were offset by savings of $3.1 million on 1994 and prior U.S. customs bonds reserve estimates.

(16) EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution plan covering substantially all employees. The plan provides for Company contribution at the discretion of the board of directors. For 1995 and 1994, the Company contributed $0.50 for each $1.00 contributed by the participants up to 5% of employee compensation. The Company's cost of this plan was $94 thousand and $88 thousand in 1995 and 1994 (inception), respectively.

(17) FINANCIAL INSTRUMENTS

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the

Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. As a number of the Company's significant assets and liabilities are not considered financial instruments, the disclosures that follow do not reflect the fair value of the Company as a whole.

The estimated fair values of the Company's financial instruments of December 31, 1995 are as follows (in thousands):



                                             Carrying        Fair
                                                Value       Value
                                             ---------------------
Assets:
  Fixed maturities                           $44,769       44,769
  Equity securities                            3,474        3,474
  Investment in investee                      11,898       17,590
  Cash and cash equivalents                   16,478       16,478
  Premiums receivable                         14,920       14,920
  Reinsurance recoverable on paid claims       1,192        1,192
  Notes receivable                               349          349
  Income tax recoverable                       1,092        1,092

Liabilities:
  Funds held by Company                          748          748
  Supplemental duty deposits                   2,669        2,669
  Notes payable                                9,735        9,735


Fixed maturities, equity securities, and the investment in investee are valued at quoted market prices, where available, or from independent pricing sources. Cash and cash equivalents, premiums receivable, reinsurance recoverable on paid claims, income tax recoverable, funds held, and supplemental duty deposits are valued at their carrying value due to their short-term nature. The carrying value of notes receivable and notes payable approximates fair value as the notes bear a floating rate of interest.

(18) FOREIGN CURRENCY TRANSLATION

The net assets of the Company's foreign operations are translated into U.S. dollars using exchange rates in effect at each year end. An analysis of this account for the respective years ended December 31 follows (amounts in thousands):

                                                    Year Ended December 31,
                                                   1995        1994      1993
                                                 ------------------------------
Beginning amount of cumulative translation
  adjustments                                    $(2,002)     (1,375)     (953)

Included in Kingsway's basis at sale                 319           -         -

Aggregate adjustment for the period resulting
  from translation adjustments                       504        (627)     (422)
                                                 =======      ======    ======

Net aggregate translation included in equity         823        (627)     (422)
                                                 =======      ======    ======

Ending amount of cumulative translation
  adjustments                                    $(1,179)     (2,002)   (1,375)
                                                 =======      ======    ======

Canadian foreign exchange rate at end of year    0.73290     0.71290   0.75540
British foreign exchange rate at end of year     1.55300     1.56500   1.47950
Hong Kong foreign exchange rate at end of year   0.12930     0.12925   0.12948



(19) ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was issued which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of by a company. The Company will adopt SFAS No. 121 in the first quarter of 1996 and based on current circumstances, does not believe the effect of adoption will be material.

The Company will adopt the disclosure requirements of SFAS No. 123, "Accounting for Stock Based Compensation" in the first quarter of 1996. The adoption will have no effect on the Company's financial position or its results of operations.

(20) INVESTMENT IN KINGSWAY

The following presents summary financial data for Kingsway as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 (in thousands).

                                            December 31,
                                        1995          1994
                                      ---------------------
Assets:
  Investments                         $43,918        22,344
  Other assets                         20,434        19,088
                                      -------        ------
  Total assets                        $64,352        41,432
                                      =======        ======
Liabilities:
  Unpaid claims                       $17,826        12,111
  Unearned premiums                    17,531        13,932
  Other liabilities                     2,115         3,514
                                      -------        ------
  Total liabilities                   $37,472        29,557

Shareholders' equity                   26,880        11,875
                                      -------        ------

Total liabilities and shareholders'
  equity                              $64,352        41,432
                                      =======        ======

                                            Year Ended December 31,
                                        1995           1994           1993
                                      -------------------------------------
Revenues:
  Net premiums earned                 $33,617        31,043         11,146
  Other revenues                        3,585         2,441          1,634
                                      -------        ------         ------
  Total revenues                       37,202        33,484         12,780
                                      -------        ------         ------
Expenses:
  Claims incurred                      22,360        19,870          6,437
  Other expenses                       10,118         9,276          4,116
                                      -------        ------         ------
  Total expenses                       32,478        29,146         10,553
                                      -------        ------         ------
Income before income taxes              4,724         4,338          2,227
Income taxes                            1,975         1,926          1,000
                                      -------        ------         ------
Net income                             $2,749         2,412          1,227
                                      =======        ======         ======
