Form 10-K, Exhibit 13
period 1996-12-31
INTERCARGO CORP
filed 1997-03-31
CIK 815787

EXHIBIT 13




                           KEY FINANCIAL INFORMATION


Years ended December 31,                     1996         1995         1994         1993        1992
------------------------------------------------------------------------------------------------------
(in thousands)

Revenues                                  $  68,241       94,186       80,885       50,712      46,376
------------------------------------------------------------------------------------------------------
Operating income                          $   3,618        3,918        7,261        2,818       6,544
------------------------------------------------------------------------------------------------------
Net income                                $   6,404        2,139        4,981        2,138       4,379
------------------------------------------------------------------------------------------------------
Total assets                              $ 133,710      116,166      128,423      114,841      87,753
------------------------------------------------------------------------------------------------------
Total stockholder's equity                $  48,012       43,621       39,921       38,527      29,619
------------------------------------------------------------------------------------------------------


(per share amounts)


Net income from continuing operations     $    0.84         0.28         0.65         0.30        0.68
------------------------------------------------------------------------------------------------------
Dividends                                 $    0.18         0.18         0.18         0.17        0.08
------------------------------------------------------------------------------------------------------
Combined ratio (1)                            104.6%       103.6%        97.5%       101.5%       94.5%
------------------------------------------------------------------------------------------------------


(1) Combined ratios have been computed, for all years, on a GAAP basis (see Management's Discussion and Analysis).

MANAGEMENT'S DISCUSSION AND ANALYSIS


OVERVIEW
The Company, through its subsidiaries, is engaged in the business of underwriting specialty insurance coverages for international trade. This includes U.S. customs bonds, marine cargo insurance, professional liability insurance, and property and casualty insurance. The Company has subsidiaries in Hong Kong and a branch office in the United Kingdom. Until December 18, 1995, the Company was the sole parent company of Kingsway Financial Services, Inc. ("Kingsway"), an underwriter of automobile, and property and casualty insurance in Canada. On December 18, 1995 Kingsway sold 1.8 million shares of its common stock in an initial public offering. The Company participated in that transaction as a selling shareholder, reducing its equity interest in Kingsway from 100% to 50%. In January, 1996, as a result of the exercise of the underwriters' over allotment option, the Company's equity in Kingsway was reduced to 46.99%. In October, 1996, Kingsway conducted a secondary offering in which the Company participated. As a result of this, the Company's equity in Kingsway was further reduced to 31.5%.

In accordance with generally accepted accounting principles, Kingsway's financial position is not consolidated with the Company's at December 31, 1995. For financial statement purposes the Company has consolidated its 100% equity in Kingsway's 1995 results of operations through December 18, 1995. Thereafter this investment has been accounted for by the equity method.

The following chart compares certain 1996 information to information for 1995 and 1994 restated as if Kingsway had not been consolidated at any time during 1995 and 1994.

Comparison of Selected Data
(in thousands)

                                                 Proforma   Proforma
                                       1996        1995        1994
                                     -------------------------------
Insurance premium income             $61,053     $54,075     $43,754
Total revenues                        68,241      58,594      47,507
Losses and loss
 adjustment expenses                  32,307      30,517      21,729
Other underwriting expenses           14,138      10,993       9,102
Total expenses                        64,623      59,199      44,583
Operating income                       3,618        (605)      2,924
Equity in net income of investee       3,454       2,663       2,412
                                     -------------------------------

Three significant factors in evaluating insurance company performance are earned premiums, loss ratios, and combined ratios. Earned premiums represent the recognized revenue, calculated on a daily pro rata basis, of premiums paid to the Company. The loss ratio is a comparison of claims paid by the Company plus changes in the level of claim reserves as a percentage of earned premiums. The combined ratio is a comparison of claims costs plus other expenses as a percentage of premium earnings.


FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The Company's total revenue for the year ended December 31, 1996 decreased to $68.2 million, or 27.6%, from $94.2 million for the year ended December 31, 1995, which was an increase of 16.4% over the $80.9 million in 1994. Included in the 1995 amounts are revenues of $35.6 million attributable to Kingsway prior to its deconsolidation. Revenues in 1996 increased 16.5%, or $9.6 million after excluding the effects of Kingsway in 1995.

In 1996, net premium written in U.S. operations increased 4.4% to $54.6 million from $52.3 million in 1995. The 1995 level of net written premium had increased 16.5% to $52.3 million from $44.9 million in 1994. Surety (U.S. Customs bonds and contract surety bonds) net premium written decreased 9.5% in 1996 to $23.2 million from $25.6 million in 1995. Gross premiums written for contract surety bonds were $1.5 million or 14.4% lower in 1996 than 1995. Market conditions for this product line were such that the Company did not consider the pricing adequate for the risk being undertaken and, therefore, the Company chose to curtail premium writings. Affecting the level of net written premium in the contract bond line in 1996 was an increase of 192% or $2.8 million in ceded premiums. This was a result of certain changes in reinsurance contracts implemented April 1, 1996, to reduce the volatility in this product line. Professional liability net premium written in 1996 declined 24.3% or $646 thousand to $2.0 million dollars after having increased 77.5% in 1995 as compared to 1994. The decrease in 1996 was attributable to an increase in premiums ceded in 1996 of $1.7 million. Approximately $1.4 million of this was due to retrospective reinsurance premiums applicable to the development of prior period coverages. Marine net premium written in 1996 increased 27.8% to $23.8 million, reflecting the seventh consecutive annual increase. In 1995 marine premium increased similarly, at a rate of 26.2% to $18.6 million. Other property and casualty net premium written increased 4.0% in 1996 to $5.6 million. In 1995 other property and casualty net premiums written had increased 25.3%. The decline in the rate of growth was due to the discontinuation of farm coverages and to more selective underwriting in a competitive pricing environment. Net written premium in the U.K. in 1996 increased 16.2% to $3.6 million as the Company continues to establish itself in the London market. The operation in Hong Kong, op ened in May 1996, contributed $211 thousand in net written premium.

Earned premium on a consolidated basis for 1996 shows a decline of $25.1 million to $61.1 million from $86.2 million in 1995. The 1995 level was an increase of $11.4 million from the 1994 amount of $74.8 million. Included in the 1995 earned premiums is $32.1 million attributable to Kingsway. Earned premium in 1996 increased 12.9% or $7.0 million after excluding the effects of Kingsway on 1995 earned premium. Surety earned premium increased $1.1 million, U.S. marine increased $5.3 million, other property and casualty increased $133 thousand, while professional liability decreased $425 thousand in 1996 (see "Results by Line"). Also in 1996, U.K. marine earned premium increased $700 thousand to $3.6 million from $2.9 million in 1995. Hong Kong operations contributed $106 thousand in net earned premium. In 1995, earned premium from U.S. and U.K. operations increased 23.6% to $54.1 million over 1994. Surety earned premium increased $1.7 million, marine increased $5.8 million, professional liability increased $700 thousand and other property and casualty increased $2.1 million in 1995 over 1994. Canadian earned premiums increased 3.3% in total to $32.1 million in 1995.

In 1996, net investment income increased $91 thousand over 1995, or 1.5% to $6.4 million. The 1995 net investment income of $6.3 million includes $2.5 million related to Kingsway while it was still part of the consolidation. 1996 net investment income increased $2.6 million or 68% from the 1995 results after excluding the Kingsway net investment income from the 1995 amount. Included in the 1996 investment income is $2.4 million in gains from the sale of Kingsway stock. Investment income in 1995 includes $244 thousand in gains on the sale of Kingsway stock. The remainder of the increase in investment income in 1996 is attributable to an increase in the level of invested assets. Net investment income in 1995 had increased $1.9 million over 1994, or 43.3% to $6.3 million. Investment income excluding Kingsway and gains from the sale of Kingsway shares had increased 20.4% to $3.5 million in 1995, due primarily to an increase in investment balances.

The company's investment policy requires that assets be comprised primarily of investment grade, fixed income securities of short to medium-term maturity. The length of maturity is intended to approximate the structure of the Company's liabilities. As a result of the Company's investment policy, which does not permit significant levels of equity securities but does include a significant level of securities with interest exempt from federal income tax, the Company's yield on its investment portfolio has tended to be lower than that of the insurance industry in general. It is the Company's general practice to hold its investments to maturity, but it will recognize its positions where market changes allow the redeployment of assets at no loss the Company. The Company's current position in Kingsway has a market value at December 31, 1996 of $50 million. The Company is reviewing the strategic alternatives relating to this investment. The Company does not invest in real estate, high yield securities or derivatives.

In 1996, loss and loss adjustment expenses declined 37.6% to $32.3 million from $51.7 million in 1995. Included in the 1995 amount is $21.2 million attributable to Kingsway. 1996 loss and loss adjustment expenses increased 5.9% or $1.8 million after excluding the effects of Kingsway on 1995 loss and loss adjustment expenses. Loss and loss adjustment expenses had increased 24.4% in 1995 from $41.6 million in 1994. The rate of increase for 1996 was less than the rate of increase in earned premiums, reflecting improved loss ratios in most product lines. Incurred losses on the marine product increased 11.5% to $16.5 million. The marine loss ratio declined in 1996 to 71.0% from 82.6% in 1995 as a result of improved claims frequency over the last eight months of the year and enhancements to administrative systems which have enabled the Company to better monitor individual accounts and take corrective actions more quickly. Surety loss and loss adjustment expenses in 1996 increased to $7.5 million from $5.6 million in 1995. Contract surety bond loss and loss adjustment expenses in 1996 decreased $279 thousand or 7.8%, but the loss ratio increased to 46.9% from 46.2% reflecting continued weakness in this product line. While the loss ratio for U.S. customs bonds deteriorated in 1996 to 22.1% from 12.0% in 1995, the ratio in 1994 was 23.2%. In 1996, loss and loss adjustment expenses for professional liability decreased 17.1% from 1995 as the loss ratio declined to 102.7% from 106.7%. In 1996, retrospective reinsurance premiums applicable to prior period coverages of $1.4 million were incurred. Excluding this would result in a loss ratio of 89.2% in 1996 for professional liability. The improvement in the loss ratio reflects system enhancements that have enabled improved analysis, leading to more appropriate pricing for covered risks under the professional liability program. In 1996, losses for the other property and casualty lines decreased 21.2% while the related loss ratio declined to 77.8% fr om 101.0%. As with other product lines, system enhancements have enabled better and more frequent detailed reviews of experience, leading to swifter action on adverse developments.

Incurred losses for U.K. operations increased 38.5% to $1.8 million in 1996 from $1.3 million in 1995. This increase partially reflects the 24.7% increase in earned premium during 1996. The remainder of the increase can be attributed to the loss ratio increase in 1996 to 49.5% from 44.1% in 1995.

In 1995, loss and loss adjustment expenses increased 24.4% to $51.7 million from $41.6 million in 1994. In 1995, loss and loss adjustment expenses related to U.S. operations increased 37.0% to $29.2 million from $21.3 million in 1994. Adverse development in loss and loss adjustment expense reserves for marine, other property and casualty, and contract surety bonds unfavorably affected 1995 calendar year loss ratios in these lines.

Canadian incurred loss and loss adjustment expenses increased $1.3 million in 1995 or 6.8%. Adverse development relating to prior periods was the primary cause of this increase over the 1994 levels.

Acquisition and other issue costs decreased 23.7% to $17.4 million in 1996 from $22.8 million in 1995. Included in the 1995 amount is $6.0 million attributable to Kingsway. Acquisition and other issue costs increased 3.2% or $544 thousand after excluding the effects of Kingsway on 1995 costs. This increase is due to increased premium volume. The magnitude of the increase was reduced by the continuing change in the commission structure as product pricing moves to a net rate structure. U.S. policy acquisition costs in 1995 increased due to increased premium volume and to limitations on the ability to capitalize acquisition costs due to high loss ratios on certain lines. Canadian acquisition and other issue costs increased in 1995 consistent with the change in premium volume and mix.

Other underwriting expenses decreased 3.9% in 1996 to $14.1 million from $14.7 million in 1995. Included in the 1995 amount is $3.7 million in other underwriting expenses attributable to Kingsway. Other underwriting expenses increased $3.1 million or 28.6% in 1996 after excluding the effects of Kingsway on the 1995 expenses. Agency operations expenses increased $1.0 million in 1996 primarily due to an increase in the allowance for doubtful accounts amounting to $527 thousand. U.S. insurance company operations for 1996 showed an increase in other underwriting expenses of $2.0 million, primarily due to higher levels of salary and other employee costs. These higher employee costs were related to the development of a customer service center and to the start-up of operations in Hong Kong. Hong Kong insurance operations, which began in 1996, had other underwriting expenses of $710 thousand. 1995 other underwriting expenses increased 14.9% to $14.7 million from $12.8 million in 1994. Excluding the effects of Kingsway, the 1995 increase was 20.8%.

Combined ratios on a GAAP basis are presented here as the Company feels this provides a conservative and consistent representation of the operational performance as a whole. Canadian (i.e. Kingsway) operations are shown separately. A combined ratio of less than 100% generally indicates an underwriting profit. Many of the large property and casualty companies which sell standard commercial and personal lines of insurance have historically posted combined ratios well in excess of 100%. No assurance is made that loss and loss adjustment expense accruals upon which the Company's combined ratios are based may not prove to vary significantly from the ultimate results.

U.S. AND U.K. OPERATIONS
(dollars in thousands)

                                                                                                           Other
                     Surety                     Marine               Professional Liability         Property &Casualty
             ------------------------------------------------------------------------------------------------------------
Year         Premium       Combined      Premium       Combined      Premium       Combined       Premium        Combined
              Earned      Ratio (%)       Earned      Ratio (%)       Earned      Ratio (%)        Earned       Ratio (%)
1996         $25,846           85.2      $26,826          113.5       $2,644          151.3        $5,631           135.3
1995          24,700           83.5       20,808          124.7        3,069          160.3         5,498           146.8
1994          23,019           80.4       14,996          114.2        2,377          195.4         3,362           106.3
1993          19,739          106.5       12,154           85.8        1,681          175.2           772           156.2
1992          17,720          105.8       10,773           74.3        2,090          131.5           566           165.2



Year                 Total
             ----------------------
             Premium       Combined
              Earned      Ratio (%)
1996         $60,947          105.2
1995          54,075          110.2
1994          43,754          100.2
1993          34,346          103.6
1992          31,149           97.7



CANADIAN OPERATIONS
(dollars in thousands)

                                                                                Other
                   Auto                         Property                 Property & Casualty                  Total
          ------------------------------------------------------------------------------------------------------------------
Year      Premium        Combined       Premium         Combined       Premium        Combined       Premium        Combined
           Earned       Ratio (%)        Earned        Ratio (%)        Earned       Ratio (%)        Earned       Ratio (%)
1996          ---             ---           ---              ---           ---             ---           ---             ---
1995      $24,046            92.7        $7,647            109.0          $386            73.6       $32,079            96.3
1994       25,646            92.9         5,084             98.5           313            76.4        31,043            93.6
1993        8,863            88.6         2,059            121.8           225            97.8        11,147            94.9
1992        9,302            79.6         1,154            130.7           ---             ---        10,456            85.2


RESULTS BY LINE
Underwriting results for 1996 in the Company's surety business declined marginally, following a slight decline in 1995. The combined ratio in 1996 of 85.2% is up slightly from the 1995 ratio of 83.5%. The contract surety bond loss ratio increased to 46.9% in 1996 from 46.2% in 1995. These levels are up considerably from the 1994 loss ratio of 25.8%. Earned premiums for 1996 decreased 9.1% to $7.0 million from $7.7 million in 1995, which was an increase from $5.9 million in 1994. The Company is conducting a review of the strategic fit of contract bonds with the Company's other products, and the options that may be available to limit the Company's exposure to volatility. U.S. Customs bonds results deteriorated only slightly in 1996 despite an increase in the loss ratio to 22.1% from 12.0% in 1995. The 1995 results for U.S. Customs bonds improved over 1994 as a result of favorable loss developments. Earned premiums for Customs bonds increased 11.0% to $18.8 million in 1996 compared to $17.0 million in 1995.

Marine earned premium in 1996 grew $6.0 million or 28.9%. Earned premium in 1995 grew $5.8 million. The 1996 and 1995 marine underwriting results were negatively affected by adverse developments on claims incurred prior to each of those years. However, the business has been improving, demonstrated by an improvement in the loss ratio in 1996 to 71.0% from 82.6% in 1995 and improvement in the combined ratio to 113.5% in 1996 from 124.7% in 1995. Also, claim frequency has been steadily improving since the second quarter of 1996. Improved administrative systems are now allowing the Company to better monitor results and to act more quickly on negative trends.

Other property and casualty lines show an increase in earned premium of 2.4% or $133,000 in 1996 while 1995 earned premium of $5.5 million was an increase of $2.1 million or 63.5% over 1994. The loss ratio for 1996 of 77.8% was an improvement over the 1995 ratio of 101.0%. This helped to reduce the combined ratio in 1996 to 136.2% from 146.8% in 1995.

The professional liability program 1996 earned premium declined to $2.6 million from $3.1 million in 1995 due primarily to higher levels of reinsurance premium ceded. The 1995 year showed an increase of 29.1% from the 1994 earned premium of $2.4 million. The improvement in the 1996 loss ratio to 102.7% from 106.7% in 1995 and the improvement in the 1996 combined ratio to 152.1% from 160.3% in 1995 reflects rate actions taken by the Company as the result of improved analytical capabilities.

INFLATION AND OTHER FACTORS
Periods of inflation have varying effects on the Company and other companies in the insurance industry. Because premium rates for the Company's U.S. Customs bond and marine cargo insurance products are usually tied to the value of cargo being imported or exported, an increase in price levels may result in revenue increases. In periods of inflation, the property and casualty industry generally experiences higher losses, loss adjustment expenses and operating costs. In contrast, the Company's U.S. Customs bond and marine cargo premiums and losses are tied to the value of goods as of the date of shipment and generally are not adversely affected by inflation.

The value of the dollar relative to other world currencies also affects the Company's U.S. Customs bond and marine cargo business. When the dollar is strong relative to other world currencies, imports generally increase and U.S. Customs bond volume increases. When the dollar is weak relative to other world currencies, exports generally increase and marine cargo insurance volume increases.

U.S. AND CANADIAN FEDERAL INCOME TAXES
The Company's effective tax rates for the years 1996, 1995 and 1994 were 18.4%, 47.7% and 31.4%, respectively. The effective tax rate differs from the U.S. federal corporate tax rate due to the Company's investments in tax exempt securities, changes in the valuation of deferred tax assets and, for the 1995 and 1994 years when Kingsway was a consolidated subsidiary, the Canadian tax rate differential (see accompanying Notes to Consolidated Financial Statements).


LIQUIDITY AND CAPITAL RESOURCES
The capacity of an insurance company to underwrite insurance is based upon maintaining liquidity and capital resources sufficient to pay claims and expenses as they become due. The Company has historically generated adequate capital resources to support its current operations. This position is further enhanced by its investment policy which emphasizes high quality, short to medium term investments. The primary sources of the Company's liquidity are funds generated from insurance premiums, investment income, and proceeds from investment maturities. The Company's position in Kingsway, with a market value at December 31, 1996 of appoximately $50 million, is also a potential source of liquidity. The principal application of such funds are payments of losses and loss adjustment expenses, investments, reinsurance, and operating expenses.

Cash flow from operations amounted to $6.3 million in 1996 compared to $5.1 million in 1995 and $12.8 million in 1994. The increase in 1996 is commeasurate with the increase in premiums. Increased loss levels coupled with a leveling of premium growth account for the decline in 1995.

Proceeds from the sale of Kingsway common stock amounting to $4.6 million in 1996 were used to increase the statutory capital and surplus of IIC and for general corporate purposes. In 1995 proceeds from the sale of Kingsway common stock amounting to $4.1 million were similarly used.

The Company maintains a $15.0 million line of credit which has been used to facilitate the integration of IAS operations and other general purposes. As of December 31, 1996, the Company has utilized $9.7 million of this available line.

In December 1994, borrowings totaling $4.3 million were made to increase the statutory capital and surplus of IIC and Kingsway. The Kingsway contribution made in the form of a note, was repaid in December 1995, with proceeds from the sale of Kingsway stock. The Company does not have any material commitments for capital expenditures.

DIVIDENDS
The Company paid dividends of $0.18 per share, or $1.4 million in 1996 and 1995 and 1994. Any future dividends will depend upon the earnings and financial position of the Company's principal operating subsidiary, IIC, as well as legal and contractual restrictions. In addition, the insurance laws of Illinois, the domicile of IIC, require that dividends be paid only out of earned surplus, and are limited to the greater of 10% of statutory surplus or statutory net income, as defined. The Company's line of credit restricts dividend payments to 25% of consolidated net income of the Company for the four quarters prior to payment.


MARKET INFORMATION
The Company's common stock, par value $1.00, is traded on the Nasdaq National Market under the symbol ICAR. The table shown on the left contains the range of high and low closing sale prices of the common stock of the Company as reported by Nasdaq for each calendar quarter for the last two fiscal years.


HOLDERS
The number of holders of record of Company common stock on March 14, 1997, was approximately 121. Certain information made available to the Company from Automatic Data Processing (ADP) and other broker dealers holding securities in street name indicates there are approximately 2,100 beneficial owners of the Company's common stock.


Quarter       High       Low
-------       ----       ---

4th 1996      9.13      7.75
3rd 1996      9.25      8.25
2nd 1996      9.75      8.38
1st 1996     11.50      7.50
4th 1995     14.75      8.25
3rd 1995     14.75     11.00
2nd 1995     11.75      9.00
1st 1995      9.75      8.00

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
INTERCARGO CORPORATION:


We have audited the consolidated balance sheets of Intercargo Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intercargo Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




KPMG PEAT MARWICK LLP



Chicago, Illinois
February 21, 1997

CONSOLIDATED BALANCE SHEETS

<CATPTION>
                                                                   At December 31,
                                                                 1996          1995
                                                                 ------------------
                                                                   (in thousands)

ASSETS
Investments
  Fixed maturities available-for-sale, at fair value           $ 51,567       44,769
  Equity securities, at fair value                                1,557        3,474
  Investee at cost plus cumulative undistributed
    earnings (fair value:  $50,327 in 1996 and
    $17,590 in 1995)                                             13,519       11,898
                                                               ---------------------
      Total investments                                          66,643       60,141
Cash and cash equivalents                                        18,492       16,478
Premiums receivable                                              16,231       14,920
Accrued investment income                                           833          804
Deferred policy acquisition costs                                 3,884        4,898
Reinsurance recoverable on loss and loss expenses:
  Paid claims                                                        96        1,192
  Unpaid claims                                                   9,980        2,964
Prepaid reinsurance premiums                                      4,549        2,089
Notes receivable                                                    672          349
Income tax recoverable                                                -        1,092
Deferred income tax                                               2,375          822
Equipment, at cost less accumulated depreciation                  2,276        1,738
Goodwill                                                          2,091        2,468
Other assets                                                      5,588        6,211
                                                               ---------------------
      Total assets                                             $133,710      116,166
                                                               =====================

LIABILITIES
Losses and loss adjustment expenses                            $ 47,037       36,293
Unearned premiums                                                17,617       17,691
Funds held by Company                                               491          748
Supplemental duty deposits                                        2,358        2,669
Accrued expenses and other liabilities                            8,460        5,409
Notes payable                                                     9,735        9,735
                                                               ---------------------
      Total liabilities                                          85,698       72,545
                                                               ---------------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock--$1 par value; authorized 20,000,000
  shares; issued and outstanding, 7,659,981 shares in 1996
  and 7,640,981 in 1995                                           7,660        7,641
Additional paid-in capital                                       24,180       24,104
Net unrealized loss on foreign currency translation                (978)      (1,179)
Net unrealized gain (loss) on available-for-sale securities        (366)         567
Retained earnings                                                17,516       12,488
                                                               ---------------------
      Total stockholders' equity                                 48,012       43,621
                                                               ---------------------
      Total liabilities and stockholders' equity               $133,710      116,166
                                                               =====================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                    Year Ended December 31,
                                                  1996        1995       1994
                                                  ---------------------------
                                            (in thousands, except per share data)
REVENUES
Insurance premium income                        $61,053      86,154     74,797
Net investment income                             6,364       6,273      4,378
Commission income                                   686         531        433
Other income                                        138       1,228      1,277
                                                ------------------------------
      Total                                      68,241      94,186     80,885
                                                ------------------------------
LOSSES AND EXPENSES
Losses and loss adjustment expenses              32,307      51,746     41,599
Policy acquisition and other issue costs         17,410      22,829     18,511
Other underwriting expenses                      14,138      14,706     12,801
Interest expense                                    768         987        512
Litigation settlement expense                         -           -        201
                                                ------------------------------
      Total                                      64,623      90,268     73,624
                                                ------------------------------
Operating income                                  3,618       3,918      7,261
Income tax expense                                  668       1,868      2,280
                                                ------------------------------
Net income before equity in net income
 of investee                                      2,950       2,050          -
Equity in net income of investee                  3,454          89          -
                                                ------------------------------
NET INCOME                                       $6,404       2,139      4,981
                                                ==============================
Average number of shares of common
 stock and equivalents outstanding                7,657       7,668      7,662
NET INCOME PER SHARE                            $  0.84        0.28       0.65
                                                ==============================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           Net
                                                                       Unrealized        Net
                                                                       Gain (Loss)   Unrealized
                                                         Additional    on Foreign       Gain                       Stock-
                                      Number    Common    Paid-in       Currency     (Loss) on        Retained    holders'
                                    of Shares    Stock    Capital     Translation    Securities       Earnings     Equity
                                    --------------------------------------------------------------------------------------
                                                                     (in thousands)
Balance at
 December 31, 1993                    7,631     $7,631     24,064       (1,375)           89            8,118      38,527


Cumulative effect of the
 implementation of SFAS
 No. 115                                                                               1,166                        1,166

Net income                                                                                              4,981       4,981

Change in foreign
 currency translation                                                     (627)                                      (627)

Change in unrealized gain (loss)
 on available-for-sale
 securities                                                                           (2,801)                      (2,801)

Dividends paid to
 stockholders
 ($0.18 per share)                                                                                     (1,375)     (1,375)

Employee stock options
 exercised                               10         10         40                                                      50
--------------------------------------------------------------------------------------------------------------------------

Balance at
 December 31, 1994                    7,641      7,641     24,104       (2,002)       (1,546)          11,724      39,921

Net income                                                                                              2,139       2,139

Change in foreign
 currency translation                                                      823                                        823

Change in unrealized gain (loss)
 on available-for-sale
 securities                                                                            2,113                        2,113

Dividends paid to stockholders
 ($0.18 per share)                                                                                     (1,375)     (1,375)
--------------------------------------------------------------------------------------------------------------------------


Balance at
 December 31, 1995                    7,641      7,641     24,104       (1,179)          567           12,488      43,621

Net income                                                                                              6,404       6,404

Change in foreign
 currency translation                                                      201                                        201

Change in unrealized gain (loss)
 on available-for-sale securities                                                       (933)                        (933)

Dividends paid to stockholders
 ($0.18 per share)                                                                                     (1,376)     (1,376)

Employee stock options exercised         19         19         76                                                      95
--------------------------------------------------------------------------------------------------------------------------


Balance at
 December 31, 1996                    7,660     $7,660     24,180         (978)         (366)          17,516      48,012
==========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Year Ended December 31,
                                                                    1996         1995          1994
                                                                    -------------------------------
                                                                            (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                        $ 6,404        2,139        4,981
Adjustments to reconcile net income to net cash
  provided from operating activities:
   Realized gains                                                  (2,379)        (415)         (43)
   Depreciation and amortization                                    1,546          702          680
   Amortization of premiums (discounts) on investments                102           52         (422)
   Undistributed earnings of affiliate                             (3,454)      (2,662)           -
   Increase in premiums receivable                                 (1,311)      (5,417)      (4,598)
   Decrease (increase) in deferred policy acquisition costs         1,014         (420)      (1,387)
   Increase in reinsurance balances                                (8,380)      (1,406)      (1,868)
   Decrease (increase) in notes receivable                           (323)       2,297          433
   Change in income tax accounts                                       20       (1,453)         948
   Increase in other assets                                           (56)      (1,171)        (924)
   Increase in liability for losses and
       loss adjustment expenses                                    10,744        9,571        9,140
   Increase (decrease) in unearned premiums                           (74)       1,831        5,116
   Increase (decrease) in funds held                                 (257)         480          300
   Decrease in supplemental duty deposits                            (311)        (478)        (938)
   Increase in accounts payable and accrued expenses                3,051          850        1,482
   Other, net                                                         (16)         626          (82)
                                                                  ----------------------------------
       Net cash provided from operating activities                  6,320        5,126       12,818
                                                                  ----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Fixed maturities available-for-sale:
   Purchases                                                      (27,314)     (21,957)     (20,102)
   Sales                                                           13,332        8,080        5,005
   Maturities and calls                                             5,370        4,563        5,715
Equity securities:
   Purchases                                                         (502)           -       (1,472)
   Sales                                                            2,140        4,191        2,743
   Calls                                                              185            -          187
Net sales (purchases) of short-term investments                       510         (260)       4,721
Purchase of subsidiary                                                  -       (1,499)           -
Subsidiary cash at purchase date                                        -          170            -
Sale of Kingsway common stock                                       4,573        4,107            -
Decrease in cash due to deconsolidation of Kingsway                     -       (3,964)           -
Purchase of property and equipment, net                            (1,319)        (814)      (1,191)
                                                                  ----------------------------------
       Net cash used in investing activities                       (3,025)      (7,383)      (4,394)
                                                                  ----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payment of) notes payable                                -        1,099       (2,312)
Proceeds from the exercise of stock options                            95            -           50
Dividends paid to stockholders                                     (1,376)      (1,375)      (1,375)
                                                                  ----------------------------------
       Net cash used in financing activities                       (1,281)        (276)      (3,637)
                                                                  ----------------------------------
Net increase (decrease) in cash and cash equivalents                2,014       (2,533)       4,787
Cash and cash equivalents:
   Beginning of the period                                         16,478       19,011       14,224
                                                                  ----------------------------------
   End of the period                                              $18,492       16,478       19,011
                                                                  ==================================

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

(1)      ORGANIZATION
Intercargo Corporation is an insurance holding company incorporated in the State of Delaware whose wholly owned subsidiaries at December 31, 1996, consist of Intercargo Insurance Company (IIC), International Advisory Services, Inc. (IAS), Intercargo International Limited (IIL), and TRM Insurance Services, Inc. (TRM). IIL's name was changed from Interocean Company, Ltd. in 1995.

IIC is a property and casualty insurer based in the United States, which primarily writes U.S. Customs bonds, marine cargo, professional liability and other property and casualty insurance. IIC conducts business in the United Kingdom through a branch office operation. Its products are sold to importers and exporters through customs brokers, freight forwarders, and other service firms engaged in the international and domestic movement of cargo.

In October, 1995, IIC purchased the stock of Eastern Insurance Company (H.K.), a Hong Kong licensed insurance company for $1.5 million. The company was renamed Intercargo Insurance Company H.K. Limited (IIC - H.K.). The acquisition is accounted for by the purchase method, and accordingly, the operations of IIC - H.K. are included in the Company's financial statements from the date of acquisition. In connection with the acquisition, the Company has recorded an intangible asset of $2.7 million related to IIC - H.K.'s license to operate as an insurance company in Hong Kong. IIC owned 100% of Oceanic Insurance and Surety Company (Oceanic). In December 1995, the Illinois Department of Insurance approved a plan of merger which merged all of Oceanic's assets and liabilities into IIC.

On December 18, 1995, Kingsway Financial Services (Kingsway), a then wholly owned subsidiary of the Company, sold 1.8 million shares of its common stock in a public offering. The Company sold 600 thousand of its 3.0 million Kingsway shares in that transaction thereby reducing its equity interest in Kingsway to 50% at December 31, 1995. The Company's consolidated results of operations for 1995 include 100% of Kingsway's results of operations through December 18, 1995. The Company's financial position reflects the remaining 50% interest in Kingsway on the equity method of accounting at December 31, 1995.

On January 15, 1996, the Company sold 60 thousand additional shares of Kingsway stock as part of the over allotment option from the initial public offering. This reduced the Company's ownership percentage to approximately 47%. On October 18, 1996, the Company participated in a secondary offering of Kingsway stock by selling 250 thousand shares, which along with the new shares issued by Kingsway, reduced its equity interest in Kingsway to approximately 31%. The Company's financial position reflects the remaining 31% interest in Kingsway on the equity method of accounting at December 31, 1996.

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

(c) Investment in Investee
The Company does not recognize into income its equity share of changes in an investee's reported net assets resulting from an investee's issuance of stock. Unconsolidated investees between 20% and 50% owned are accounted for under the equity method of accounting.

(d) Cash and Cash Equivalents
Cash includes $170 thousand on deposit with Hong Kong regulatory authorities at December 31, 1995. Cash equivalents consist of investments with an original or remaining maturity of three months or less at purchase.

(e) Premium Trust Funds
Premiums collected from insureds but not yet remitted to insurance carriers are restricted as to use by laws in certain states in which IAS operates. The amount of cash and cash equivalents so restricted was $4.6 million at December 31, 1996.

(f) Premiums Receivable
Current accounts receivable are stated net of allowances for uncollectible accounts of approximately $1.1 million and $605 thousand at December 31, 1996 and 1995, respectively.

(g) Policy Acquisition Costs
Policy acquisition costs are costs such as commissions and certain other underwriting and agency expenses which vary with and are directly related to the production of business. Such costs are deferred to the extent recoverable from future earned premiums and are amortized ratably over the terms of the related policies. Costs deferred and amortized over the past three years are summarized as follows (in thousands):

                                            Year ended December 31,
                                           1996       1995       1994
                                           --------------------------
Deferred policy acquisition
 costs, beginning of period              $ 4,898      6,602      5,215
Deferred:
 Direct commissions                       11,136     17,766     15,636
 Premium taxes                             1,026      2,536      2,234
 Other direct underwriting
  expenses                                 6,479      6,740      4,894
 Ceding commissions                       (2,245)    (3,201)    (2,866)
                                         ------------------------------
Net deferred                              16,396     23,841     19,898
Amortized                                (17,410)   (22,829)   (18,511)
Adjustment due to
 deconsolidation of Kingsway                   -     (2,716)         -
                                         ------------------------------
Deferred policy acquisition
 costs, end of period                    $ 3,884      4,898      6,602
                                         ==============================

(h) Federal Income Tax
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is enacted.

(i) Goodwill and Other Intangible Assets
Goodwill is the excess of the fair value of consideration paid for companies acquired over the fair value of the related net assets acquired. Goodwill is amortized using the straight-line method over periods not exceeding 20 years.

Intangible assets relate to the acquisition of licenses, customer lists, non-compete agreements, and employment agreements and are amortized using the straight-line method over periods not exceeding 20 years.

(j) Liability for Losses and Loss Adjustment Expenses
The liability for losses and loss adjustment expenses represents estimates of the ultimate unpaid cost of all claims incurred, including claims incurred but not yet reported. These estimates are based upon historical experience of the business written by the Company and other direct writers reinsured by the Company, adjusted for current trends. Management believes that the provision for losses and loss adjustment expenses is adequate to cover the ultimate liability; however, such estimates may be more or less than the amount ultimately paid when the claims are settled. Reinsurance recoverables on unpaid losses and ceded unearned premiums are reported as assets instead of netting these against related reserves (see note 4).

(k) Premium Recognition
Insurance premiums are recognized as revenue ratably over the terms of the policies. Unearned premiums are computed on the daily pro rata basis.

(l) Foreign Exchange
Assets and liabilities relating to foreign operations are translated to U.S. dollars using current exchange rates. Revenues and expenses are translated to U.S. dollars using the average exchange rate as determined on a yearly basis. Translation adjustments for financial reporting in U.S. dollars are reflected as a separate component of stockholders' equity.

(m) Commission Income
The Company recognizes commission income when the premiums are billed to the customer, or the effective date of the policy, whichever is later.

(n) Stock-Based Compensation
The Company applies the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25) and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized as the exercise prices of the options and stock appreciation rights equaled the market prices at the grant dates. The effect of recording compensation cost for the Company's stock-based compensation plans based on SFAS No. 123's fair value method results in net income and earnings per share that are not materially different from amounts reported. The Company does not expect its net income and earnings per share to be materially different under SFAS No. 123 than under APB No. 25 in future periods.

(o) Earnings Per Share
Earnings per share are computed based upon the weighted average number of shares of common stock and common stock equivalents (to the extent dilutive) outstanding each year. Common stock equivalents consist of shares issuable under the Company's stock option plan.

(p) Reclassifications
Certain reclassifications have been made to the prior years' financial statements to conform with the current presentation.

(3)      INVESTMENTS
Amortized cost, unrealized gains and losses, and estimated fair value of investments as of December 31, 1996 and 1995, are summarized as follows (in thousands):

                                                                December 31, 1996
                                                 ------------------------------------------------
                                                                 Gross          Gross   Estimated
                                                 Amortized  Unrealized     Unrealized        Fair
                                                      Cost       Gains         Losses       Value
                                                 ------------------------------------------------
 (Available-for-Sale)
Fixed maturities:
U.S. Government and Agency obligations             $20,870          49         (522)      20,397
State, municipal, and other tax advantaged
  securities                                        14,193         325          (23)      14,495
Corporate securities                                15,128          23         (215)      14,936
Other fixed maturity investments                     1,758           1          (20)       1,739
                                                   ---------------------------------------------
Total fixed maturities                              51,949         398         (780)      51,567
Equity securities                                    1,730           3         (176)       1,557
                                                   ---------------------------------------------
Total                                              $53,679         401         (956)      53,124
                                                   =============================================

                                                                December 31, 1995
                                                 ------------------------------------------------
                                                                 Gross          Gross   Estimated
                                                 Amortized  Unrealized     Unrealized        Fair
                                                      Cost       Gains         Losses       Value
                                                 ------------------------------------------------
 (Available-for-Sale)
Fixed maturities:
U.S. Government and Agency obligations             $13,670         111          (42)      13,739
State, municipal, and other tax advantaged
  securities                                        19,776         689          (20)      20,445
Corporate securities                                 9,545         275           (8)       9,812
Other fixed maturity investments                       774           -           (1)         773
                                                   ---------------------------------------------
Total fixed maturities                              43,765       1,075          (71)      44,769
Equity securities                                    3,618          11         (155)       3,474
                                                   ---------------------------------------------
Total                                              $47,383       1,086         (226)      48,243
                                                   =============================================

Amortized cost and estimated fair value for fixed maturities held as of December 31, 1996, summarized by maturity, are as follows (in thousands):

                                                                 Estimated
                                                   Amortized          Fair
                                                        Cost         Value
                                                   -----------------------
Due in one year or less                              $ 1,075         1,079
Due after one year through five years                 12,529        12,655
Due after five years through ten years                30,164        29,648
Due after ten years                                    8,181         8,185
                                                     -------        ------
                                                     $51,949        51,567
                                                     =======        ======

Excluding sales of Kingsway shares, gross gains realized on the sale of investments were $238 thousand, $390 thousand, and $187 thousand in 1996, 1995, and 1994 respectively. Gross losses from the sale of investments were $171 thousand, $28 thousand, and $144 thousand in 1996, 1995, and 1994 respectively.

Investment securities carried at $ 9.5 million and $9.6 million at December 31, 1996 and 1995, respectively, were on deposit or pledged to governmental authorities as required by law.

The sources of net investment income are as follows (in thousands):

                                                 Year ended December 31,
                                                1996      1995      1994
                                                ------------------------
Income from fixed maturities
  in excess of one year                       $3,183     3,064     2,699
Income from short-term
  investments and cash equivalents               844     2,421       828
Income from other sources                          -        74       379
Income from equity issues                        104       641       699
Gain on sale of Kingsway common stock          2,394       244         -
Investment expenses                             (161)     (171)     (227)
                                              --------------------------
Net investment income                         $6,364     6,273     4,378
                                              ==========================

At December 31, 1996, the net unrealized loss on available-for-sale securities was net of a deferred tax benefit of $189 thousand. At December 31, 1995, the net unrealized gain on available-for-sale securities was net of a deferred tax liability totaling $292 thousand.

(4)      REINSURANCE
In the normal course of business, the Company assumes and cedes reinsurance with other insurers. Reinsurance is ceded primarily to limit losses from large exposures and to permit recovery of a portion of direct losses; however, such a transfer does not relieve the originating insurance company of contingent liability.

The majority of the Company's ceded reinsurance is placed with a limited number of reinsurers; however, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from insolvencies. A contingent liability exists to the extent that the Company's reinsurers are unable to meet their contractual obligations. Management makes provision for uncollectible reinsurance when warranted and is of the opinion that no additional liability will accrue to the Company with respect to this contingency.

The effects of reinsurance on premiums written, premiums earned, and loss and loss adjustment expenses incurred for the three years ended December 31, 1996, 1995, and 1994, are as follows (in thousands):

                                                      Direct          Ceded          Assumed         Net
                                                    ------------------------------------------------------
Year ended December 31, 1996
----------------------------
Premiums written                                    $ 67,933         12,514           3,034         58,453
Premiums earned                                     $ 68,206         10,163           3,010         61,053
Loss and loss adjustment expenses incurred          $ 45,500         14,910           1,717         32,307

Year ended December 31, 1995
----------------------------
Premiums written                                    $103,396         14,001           1,409         90,804
Premiums earned                                     $ 98,460         13,594           1,288         86,154
Loss and loss adjustment expenses incurred          $ 58,431          7,208             523         51,746

Year ended December 31, 1994
----------------------------
Premiums written                                    $ 92,047         11,561             251         80,737
Premiums earned                                     $ 86,216         11,565             146         74,797
Loss and loss adjustment expenses incurred          $ 49,140          7,540              (1)        41,599


5)       FEDERAL INCOME TAX
The components of income tax expense are as follows (in thousands):

                                                         Year ended December 31,
                                                   1996           1995           1994
                                                   ----------------------------------
Current                                          $1,740          2,308          2,639
Deferred                                         (1,072)          (440)          (359)
                                                 -------------------------------------
                                                 $  668          1,868          2,280
                                                 =====================================

Tax (benefit) on unrealized gain (loss) on
investments                                      $ (189)           292           (800)
                                                 =====================================

The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax asset at December 31, 1996 and 1995, were (in thousands):

                                                     December 31,
                                                   1996       1995
                                                 -----------------
Deferred tax assets:
   Loss reserves                                 $1,453      1,257
   Unearned premium reserves                        881      1,061
   Future benefit of net operating losses         1,476      1,476
   Unrealized investment loss                       189          -
   Other                                            503        550
   Less: valuation allowance                       (738)    (1,476)
                                                 -----------------
      Deferred tax assets                         3,764      2,868
                                                 -----------------
Deferred tax liabilities:
   Deferred policy acquisition costs             (1,255)    (1,617)
   Unrealized investment gain                         -       (292)
   Depreciation                                    (128)      (128)
   Other                                             (6)        (9)
                                                 -----------------
      Deferred tax liabilities                   (1,389)    (2,046)
                                                 -----------------
      Net deferred tax asset                     $2,375        822
                                                 =================

The valuation allowances of approximately $738 thousand and $1.5 million at December 31, 1996 and 1995, respectively, pertain solely to net operating losses
(NOL) of IAS. These NOLs are considered to have arisen in separate return limitation years (SRLY) and under Federal tax law can only be utilized against future taxable income generated by IAS. Valuation allowances have been established to reduce the deferred tax asset related to the pre-acquisition NOLs of IAS to the amount that, based upon available evidence, is, in management's judgment, more likely than not to be realized. The NOL carryforwards at December 31, 1996, begin expiring in 2002.

Income taxes paid (net of taxes recovered) were ($108) thousand, $3.2 million, and $1.6 million in 1996, 1995, and 1994, respectively. The actual Federal income tax expense for 1996, 1995, and 1994 differed from the "expected" tax expense for those years as described below (in thousands). "Expected" tax expense is computed by applying the U.S. Federal corporate tax rate of 34% to operating income.

                                          Year ended December 31,
                                         1996       1995      1994
                                       ----------------------------
Computed expected tax                  $1,230      1,332     2,469
Foreign tax rate differential             131        475       451
Tax exempt interest and dividend
   received deduction                    (323)      (487)     (577)
Realization of pre-merger operating
   loss benefit                             -          -      (212)
Foreign source income                     207        106       (98)
Deferred tax valuation allowance         (738)       357      (491)
Other                                     161         85       738
                                       ----------------------------
                                       $  668      1,868     2,280
                                       ============================

The Company and its U.S. subsidiaries file a consolidated tax return. Federal income tax expenses are calculated on an entity basis and are allocated accordingly.

Foreign income not expected to be taxed in the United States has arisen because Kingsway is not subject to U.S. income taxes. For 1995 and 1994, pre-tax income includes $4.5 million and $4.3 million, respectively, attributable to Kingsway. Included in 1995 and 1994 income tax expense is $1.9 million related to such income. Kingsway's income has been subject to Canadian federal and provincial income taxes at the cumulative corporate rate of 44.5% in 1995, and 44.3% in 1994. Temporary differences relating to Kingsway arising from tax law for Canadian insurance companies are similar to those of the U.S. subsidiaries.


(6)      RELATED PARTY TRANSACTIONS
Certain of the Company's reinsurers are affiliated insurance companies.  The

Company ceded to these affiliates premiums written of $649 thousand, $524 thousand, and $381 thousand in 1996, 1995, and 1994 respectively. Current and former employees of the Company are indebted to the Company for loans outstanding. At December 31, 1996 and 1995, employee indebtedness amounted to $72 thousand and $140 thousand, respectively. The loans receivable are current as to principal and interest at December 31, 1996.

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

There are no other significant pending legal proceedings to which the Company or its subsidiaries is a party or of which any of the properties of the Company or its subsidiaries is subject, except for claims arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such litigation will not have a material effect on the financial condition of the Company.

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

Reconciliations of combined net income and statutory capital and surplus as determined using statutory accounting principles to the amounts included in the accompanying financial statements are as follows (in thousands):

                                                     Year ended December 31,
                                                     1996      1995      1994
                                                   ---------------------------
Statutory net income of insurance subsidiaries     $2,645     2,634     2,510
Increases (decreases):
Net income (loss) from
 non-insurance operations                           3,323      (564)      822
Deferred policy acquisition
 costs (U.S. operations)                           (1,034)      420     1,590
Deferred income taxes                               1,072       440       177
Provision for uncollectible balances                  139      (705)        -
Consolidating eliminations
 and other adjustments, net                           259       (86)     (118)
                                                   ---------------------------
Consolidated net income
 as reported herein                                $6,404     2,139     4,981
                                                   ===========================

                                                      Year ended December 31,
                                                         1996           1995
                                                      -----------------------
Statutory capital and surplus of insurance
   subsidiaries                                       $30,697         26,639
Increases (decreases):
Non-insurance net assets
   (liabilities)                                        6,955          7,859
Non-admitted assets and other
   statutory adjustments, net                           3,738          2,146
Deferred policy acquisition
   costs (U.S. operations)                              3,864          4,898
Costs in excess of net assets
   of purchased businesses                              2,091          2,468
Deferred income taxes                                   2,375            822
Unrealized loss on foreign
   currency translation                                  (978)        (1,179)
Adjustment to GAAP
   fair values                                           (281)           681
Consolidating eliminations
   and other adjustments                                 (449)          (713)
                                                      -----------------------
Stockholders' equity as reported herein               $48,012         43,621
                                                      =======================


The statutory surplus and capital of the Company's U.S. insurance subsidiary is sufficient to satisfy current regulatory requirements. Dividend payments to the Company from its insurance subsidiary are restricted by insurance laws as to the amount that may be paid without prior approval of insurance regulatory authorities. Under the insurance regulations of Illinois, IIC's state of domicile, ordinary dividends are limited to the greater of 10% of statutory surplus or statutory net income, as defined, for the prior twelve month period. The estimated dividend distribution which can be made to the Company by its subsidiary in 1997 based on these regulatory guidelines is approximately $3.1 million.

The Company's U.S. insurance subsidiary, IIC, is required to file annual statements with insurance regulatory authorities which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. That project will likely change the definition of what comprises prescribed versus permitted statutory accounting practices, and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. IIC does not currently use permitted statutory accounting practices which could have a significant impact on its statutory financial statements.

(9)      UNAUDITED INTERIM FINANCIAL INFORMATION
         (in thousands, except per share data),

                                        Three months ended
                            March 31    June 30    Sept 30     Dec 31
                            -----------------------------------------
1996
Revenues                     $15,903     17,896     14,334     20,108
                             ----------------------------------------
Net income from operations      $564        646       (138)     1,878
Net income from investee         552      1,108        809        985
                             ----------------------------------------
Net income                     1,116      1,754        671      2,863
                             ========================================
Net income per share           $0.15       0.23       0.09       0.37
                             ========================================

1995
Revenues                     $23,166     24,126     23,103     23,791
                             ----------------------------------------
Net income from operations    $2,075      2,075      1,628     (3,728)
Net income from investee           -          -          -         89
                             ----------------------------------------
Net income                    $2,075      2,075      1,628     (3,639)
                             ========================================
Net income per share           $0.27       0.27       0.21      (0.47)
                             ========================================

During the fourth quarter of 1996, the Company realized an after tax gain of $1.6 million from the sale of a portion of its investment in Kingsway. Also during the fourth quarter of 1996, the Company increased its surety reserves $570 thousand on a pre-tax basis for prior period development.

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

(10)     STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
On July 28, 1987, the Company's stockholders approved the Company's 1987 Non-Qualified and Incentive Stock Option Plan (Option Plan). A total of 600 thousand shares of common stock were authorized for issuance under the Option Plan upon exercise of incentive stock options and non-qualified stock options.

On November 13, 1989, options were granted which were exercisable at $5.00 per share, totaling 54 thousand shares. During 1991, an additional 44 thousand options were granted with an exercise price of $14.50 per share. On November 12, 1992, an additional 33 thousand options were granted at $14.00 per share as the exercise price. During 1993, options granted at $5.00 per share were exercised, resulting in the issuance of 5 thousand new shares.

On May 19, 1994, an additional 4 thousand options were granted at $10.25 per share as the exercise price. On November 10, 1994, 29 thousand options were granted at $8.00 per share as the exercise price. During 1994, options granted at $5.00 per share were exercised, resulting in the issuance of 10 thousand new shares. On August 22, 1995, 6,000 options were granted at an exercise price of $11.75. On November 10, 1995, 36,000 options were granted at an exercise price of $13.25. No options were exercised in 1995.

On August 7, 1996, 6,000 options were granted at an exercise price of $8.33. During 1996, options granted at $5.00 per share were exercised, resulting in the issuance of 19 thousand new shares.

There are vested and non-vested options outstanding to purchase 163 thousand shares of stock at prices ranging from $5.00 to $14.50 at December 31, 1996. The Company also has 30 thousand stock appreciation rights outstanding at December 31, 1996 with exercise prices ranging from $8.25 to $9.25 per share.

(11)     COMMITMENTS
The Company has obligations under long-term operating leases for its office premises in the United States, Hong Kong, and the United Kingdom. The future minimum lease payments are as follows (in thousands):


                      1997                    $1,221
                      1998                     1,067
                      1999                     1,011
                      2000                       934
                      2001                       866
                      2002 and thereafter        101
                                              ------
                                              $5,200
                                              ======

Included in other underwriting expenses is rental expense of $1.5 million, $1.3 million, and $1.1 million for 1996, 1995, and 1994, respectively.

The Company has indemnification agreements with each of the Company's directors whereby the Company has agreed to indemnify each director from certain losses and expenses. Certain amounts are excluded from the Company's indemnification obligation, including any illegal payments or fraudulent, dishonest, or willful misconduct. In addition, the directors have agreed to reimburse the Company for all losses and expenses paid by the Company in connection with any action, suit, or proceeding in which a court in a final adjudication decides that the director is not entitled to indemnification.


(12)     CAPITALIZATION
In March 1993, the Company obtained a $10.0 million revolving bank line of credit. In March 1996, this revolving line was increased to $15.0 million. At December 31, 1996 and 1995, the outstanding balance on the line of credit amounted to approximately $9.7 million. The aggregate amount of the commitment is reduced as set forth below:

             Aggregate Amount
            of Loan Commitment                      On or Before
            ------------------                      ------------

               $15,000,000                           12/31/1996
               $13,750,000                           01/01/1997
               $12,500,000                           07/01/1997
               $11,250,000                           01/01/1998
               $10,000,000                           07/01/1998
               $ 8,750,000                           01/01/1999
               $ 7,500,000                           07/01/1999
               $ 6,250,000                           01/01/2000
               $ 5,000,000                           07/01/2000
               $ 3,750,000                           01/01/2001
               $ 2,500,000                           07/01/2001
               $         0                           12/01/2001

Interest on the revolving loans is adjustable to either the bank prime rate or LIBOR plus 1.65% at the option of the Company at each interest period. Debt service on the revolving line of credit is limited to interest only payable monthly.

The proceeds from the line of credit borrowings were used to cure deficiencies in IAS's premium trust fund accounts and to increase the capital and surplus of the Company's insurance subsidiaries. The line of credit and the term loan are collateralized by the Company's stock of IIC and Kingsway.

Under the terms of the loan agreement, the Company must maintain tangible net worth, as defined (based on generally accepted accounting principles), of at least

$29.5 million at December 31, 1996 (increasing $2.5 million per year, thereafter), maintain statutory net worth of IIC at certain levels, and limit dividends to 25% of consolidated net income for the prior four quarters.

The Company paid interest expense of $768 thousand, $987 thousand, and $512 thousand in 1996, 1995, and 1994, respectively.

(13)     SUPPLEMENTAL DUTY DEPOSITS
Supplemental duty deposits are security deposits held by IAS until the insured bond principal (Depositor) has settled duty charges imposed by U.S. Customs. Under the terms of the agreement with the Depositor, the Depositor is not entitled to a refund of its deposit until it has provided competent written legal evidence that the conditions of each and every bond connected with the deposit have been fully satisfied.

IAS considers its liability to the Depositor to have expired after seven years if the Depositor has not met the conditions necessary to receive a refund under the terms of the deposit agreement. The expiration of the liability for these deposits was $33 thousand, $31 thousand, and $119 thousand in 1996, 1995, and 1994, respectively, and is reflected in the accompanying consolidated statements of income.

(14)     FOREIGN OPERATIONS
Revenues, operating income, and identifiable assets included in the accompanying consolidated financial statements related to foreign operations as of and for the years ended December 31, 1996, 1995, and 1994, were as follows:

                                   December 31,
                           1996        1995     1994
                           -------------------------
                             (dollars in millions)
Revenues                   $4.0        35.9     32.6
Operating income           $0.4         4.6      3.9
Identifiable assets        $8.3         3.4     42.9


(15)     LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES
Loss and loss adjustment expense reserves are based on long-range projections which are subject to uncertainty. Uncertainty regarding reserves of a given accident year is gradually reduced as new information emerges each succeeding year, allowing more reliable reevaluations of such reserves. While management believes that reserves as of December 31, 1996, are adequate, uncertainties in the reserving process could cause such reserves to develop favorably or unfavorably as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves which are small relative to the amount of such reserves could significantly impact future reported earnings of the Company.

Activity related to unpaid loss and loss adjustment expenses (LAE) follows (in thousands):

                                                              Year Ended December 31,
                                                         1996           1995        1994
                                                         -------------------------------
Unpaid Losses and LAE at the beginning
 of the period, net of reinsurance recoverables
 of $3,138, $3,830, and $3,407                        $33,155         35,006      26,289
Unpaid Losses and LAE of acquired
 entities at the beginning of the period                    -          1,300           -
                                                      ----------------------------------
Adjusted unpaid losses and
 LAE at the beginning of
 the period                                            33,155         36,306      26,289
                                                      ----------------------------------
Provision for Losses and
 LAE for claims occurring during:
Current year                                           31,876         45,642      39,462
Prior years                                               431          6,104       2,137
                                                      ----------------------------------
Total                                                  32,307         51,746      41,599
                                                      ----------------------------------
Less Losses and LAE payments for claims
 occurring during:
Current year                                          (10,798)       (17,491)    (18,638)
Prior years                                           (17,607)       (20,205)    (14,244)
                                                      ----------------------------------
Total                                                 (28,405)       (37,696)    (32,882)
                                                      ----------------------------------
Adjustment due to deconsolidation
 of Kingsway                                                -        (17,201)          -
                                                      ----------------------------------
Unpaid Losses and LAE at the end of period,
 net of reinsurance recoverables of $9,980,
 $3,138, and $3,830                                   $37,057         33,155      35,006
                                                      ==================================

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

During 1995, it became apparent that the estimated upaid claims for liabilities established at December 31, 1994 on Kingsway's business lines would exceed initial expectations and loss revenues were increased accordingly by $4.0 million. Also, during 1995, loss experience related to U.S. operations for 1994 and prior years suggested reserve increases amounting to $5.2 million were required for the marine cargo, contract surety and other property and casualty lines. These increases were offset by savings of $3.1 million on 1994 and prior U.S. customs bonds reserve estimates.

(16)     EMPLOYEE BENEFIT PLAN
The Company sponsors a defined contribution plan covering substantially all employees. The plan provides for Company contributions at the discretion of the board of directors. For 1996, 1995 and 1994, the Company contributed $0.50 for each $1.00 contributed by the participants up to 5% of employee compensation. The Company's cost of this plan was $116 thousand, $94 thousand, and $88 thousand in 1996, 1995 and 1994, respectively.

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

The estimated fair values of the Company's financial instruments at December 31, 1996 are as follows (in thousands):

                                                     Carrying        Fair
                                                        Value       Value
                                                  -----------------------
Assets:
   Fixed maturities                                   $51,567      51,567
   Equity securities                                    1,557       1,557
   Investment in investee                              13,519      50,327
   Cash and cash equivalents                           18,492      18,492
   Premiums receivable                                 16,231      16,231
   Reinsurance recoverable on paid claims                  96          96
   Notes receivable                                       672         672

Liabilities:
   Funds held by Company                                  491         491
   Supplemental duty deposits                           2,358       2,358
   Notes payable                                        9,735       9,735


The estimated fair values of the Company's financial instruments at December 31, 1995 are as follows (in thousands):

                                                     Carrying        Fair
                                                        Value       Value
                                                  -----------------------
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


Fixed maturities, equity securities, and the investment in investee are valued at quoted market prices, where available, or from independent pricing sources. Cash and cash equivalents, premiums receivable, reinsurance recoverable on paid claims, funds held, and supplemental duty deposits are valued at their carrying value due to their short-term nature. The carrying value of notes receivable and notes payable approximates fair value as the notes bear floating rates of interest.

(18)     FOREIGN CURRENCY TRANSLATION

The net assets of the Company's foreign operations are translated into U.S. dollars using exchange rates in effect at each year end. An analysis of this account for the respective years ended December 31 follows (amounts in thousands):

                                                           Year Ended December 31,
                                                        1996        1995        1994
                                                     --------------------------------
Beginning amount of cumulative translation
 adjustments                                         $(1,179)     (2,002)     (1,375)

Included in Kingsway's basis at sale                     189         319           -

Aggregate adjustment for the period resulting
 from translation adjustments                             12         504        (627)
                                                     --------------------------------

Net aggregate translation included in equity             201         823        (627)
                                                     --------------------------------

Ending amount of cumulative translation
 adjustments                                         $  (978)     (1,179)     (2,002)
                                                     --------------------------------

Canadian foreign exchange rate at end of year        0.72970     0.73290     0.71290
British foreign exchange rate at end of year         1.71250     1.55300     1.56500
Hong Kong foreign exchange rate at end of year       0.12930     0.12930     0.12925


(19)     INVESTMENT IN KINGSWAY
Kingsway is a property and casualty insurance holding company based in Canada which primarily writes and assumes commercial and other automobile insurance considered to be non-standard, and other specialty insurance for commercial properties through its 100% owned subsidiaries, Kingsway General Insurance Company and York Fire & Casualty Insurance Company. Included in the Company's consolidated retained earnings is undistributed net income from Kingsway of approximately $9.3 million and $7.6 million at December 31, 1996 and December 31, 1995 respectively.

The following presents summary financial data for Kingsway as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 (in thousands).

                                                   December 31,
                                                   1996       1995
                                               -------------------
Assets:
 Investments                                   $111,052     43,918
 Other assets                                    70,084     20,434
                                               -------------------
 Total assets                                  $181,136     64,352
                                               ===================
Liabilities:
 Unpaid claims                                 $ 66,152     17,826
 Unearned premiums                               46,747     17,531
 Other liabilities                                5,020      2,115
                                               -------------------
 Total liabilities                             $117,919     37,472
Shareholders' equity                             63,217     26,880
                                               -------------------

Total liabilities and shareholders' equity     $181,136     64,352
                                               ===================

                                           Year Ended December 31,
                                         1996       1995       1994
                                         --------------------------
Revenues:
 Net premiums earned                   $78,972     33,617     31,043
 Other revenues                          8,103      3,585      2,441
                                       -----------------------------
 Total revenues                         87,075     37,202     33,484
                                       -----------------------------
Expenses:
 Claims incurred                        51,257     22,360     19,870
 Other expenses                         24,263     10,118      9,276
                                       -----------------------------
 Total expenses                         75,520     32,478     29,146
                                       -----------------------------
Income before income taxes              11,555      4,724      4,338
Income taxes                             3,369      1,975      1,926
                                       -----------------------------
Net income                             $ 8,186      2,749      2,412
                                       =============================