Form 10-K, Exhibit 13
period 1997-12-31
INTERCARGO CORP
filed 1998-03-27
CIK 815787

EXHIBIT 13




                       KEY FINANCIAL INFORMATION


Years ended December 31,1997               1997    1996    1995    1994    1993
                                           ----    ----    ----    ----    ----
(in thousands)
Revenues                                $ 112,159  68,241  94,186  80,885  50,712
                                        --------- ------- ------- ------- -------
Operating income                        $  46,141   3,705   4,050   7,359   2,829
                                        --------- ------- ------- ------- -------
Net income                              $  31,788   6,404   2,139   4,981   2,138
                                        --------- ------- ------- ------- -------
Total assets                            $ 165,412 133,710 116,166 128,423 114,841
                                        --------- ------- ------- ------- -------
Total stockholder's equity              $  82,201  48,012  43,621  39,921  38,527
                                        --------- ------- ------- ------- -------


(per share amounts)


Net income from continuing operations   $    4.14    0.84    0.28    0.65    0.30
                                        --------- ------- ------- ------- -------
Dividends                               $    0.18    0.18    0.18    0.18    0.17
                                        --------- ------- ------- ------- -------
Combined ratio (1)                          112.9%  104.6%  103.6%  97.5%   101.5%
                                        --------- ------- ------- ------- -------

(1) Combined ratios have been computed, for all years, on a GAAP basis (see Management's Discussion and Analysis).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS


OVERVIEW

The Company, through its subsidiaries, is engaged in the business of underwriting specialty insurance coverages for international trade. This includes U.S. customs bonds, marine cargo insurance, professional liability insurance, and property and casualty insurance. The Company has a subsidiary in Hong Kong and a branch office in the United Kingdom. Until December 18, 1995, the Company was the sole parent company of Kingsway Financial Services, Inc. ("Kingsway"), an underwriter of automobile, and property and casualty insurance in Canada. On December 18, 1995 Kingsway sold 1.8 million shares of its common stock in an initial public offering. The Company participated in that transaction as a selling shareholder, reducing its equity interest in Kingsway from 100% to 50%. In January, 1996, as a result of the exercise of the underwriters' over allotment option, the Company's equity in Kingsway was reduced to 47.0%. In October, 1996, Kingsway conducted a secondary offering in which the Company participated. As a result of this, the Company's equity in Kingsway was further reduced to 31.5%. In August, 1997 Kingsway conducted another secondary offering in which the Company participated. As a result of this, the Company's equity in Kingsway was reduced to less then 1%.

In accordance with generally accepted accounting principles, Kingsway's financial position is not consolidated with the Company's at December 31, 1995. For financial statement purposes the Company has consolidated its 100% equity in Kingsway's 1995 results of operations through December 18, 1995. Thereafter this investment had been accounted for by the equity method until August 25, 1997.

The following chart compares certain 1997 and 1996 information to information for 1995 restated as if Kingsway had not been consolidated at any time during 1995.

Comparison of Selected Data
(in thousands)

                                                   Proforma
                                   1997      1996     1995
                                 --------------------------
Insurance premium income         $ 57,410  $61,053  $54,075
Total revenues                    112,159   68,241   58,594
Losses and loss
   adjustment expenses             34,845   32,307   30,517
Other underwriting expenses        16,427   14,051   10,993
Total expenses                     66,018   64,536   59,199
Operating income                   46,141    3,705     (605)
Equity in net income of investee    3,357    3,454    2,663
                                 --------------------------

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


FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company's total revenue for the year ended December 31, 1997 increased 64.5% to $112.2 million from $68.2 million for the year ended December 31, 1996, which was a decrease of 27.6% from the $94.2 million for the year ended December 31, 1995. Included in the 1995 amounts are revenues of $35.6 million attributable to Kingsway prior to its deconsolidation. Revenues in 1996 increased 16.5%, or $9.6 million after excluding the effects of Kingsway in 1995.

In 1997, net premium written in U.S. operations decreased 4.0% to $52.4 million from $54.6 million in 1996. The 1996 level of net premium written had increased 4.4% to $54.6 million from $52.3 million in 1995. Surety (U.S. Customs bonds, contract and miscellaneous surety bonds) net premium written decreased 28.0% in 1997 to $16.7 million from $23.2 million in 1996. Gross premiums written for the U.S. Customs bonds were $3.1 million or 17.4% lower in 1997 than 1996. This was due to the move to rates which are net of brokers' commissions, and to competitive pressures on overall price structures. Gross premiums written for contract and miscellaneous surety bonds were $2.4 million or 27.7% lower in 1997 than 1996. During the first half of 1997 the Company was reviewing the strategic position of the contract and miscellaneous surety line. During that period of evaluation marketing and sales efforts remained static, and some sales momentum was lost. The Company subsequently determined that these products can be viable and should remain a part of the overall product portfolio. Sales and marketing efforts were then reinvigorated. It is anticipated that this renewed emphasis will benefit future gross premium production. In addition, beginning in 1998 the Company has discontinued its 50% quota share reinsurance treaty on the contract and miscellaneous surety line, which will serve to increase net premiums written. Marine net premium written in 1997 of $23.7 million was essentially flat as compared to the net written premium of $23.8 million in 1996, reflecting market pressures on price levels. Marine net written premium in 1996 increased 27.8% to $23.8 million. Other property and casualty net written premium increased 62.0% in 1997 to $9.1 million primarily due to the effects of a program providing liability coverage on cranes. In 1996, other property and casualty net written premium increased 4.0% to $5.6 million. The pricing environment for the property and casualty market in general remains highly competitive. Professional liability net written premium in 1997 increased 48.2% or $971 thousand to $3.0 million after having declined 24.3% or $646 thousand in 1996 as compared to 1995. Significant rate actions taken late in 1996 and extending into 1997 contributed to the increase in 1997. Also, 1996 net premiums written were negatively impacted by $1.4 million in retrospective reinsurance premiums applicable to the development of prior period coverages. Net written premium in the U.K. in 1997 increased 17.3% to $4.5 million. In 1996, net written premium had increased 16.2% to $3.6 million. The Company is continuing to establish itself in the London market. Operations in Hong Kong, opened in May 1996, contributed $310 thousand of net written premium in 1997 as compared to $211 thousand in 1996.

Earned premium on a consolidated basis for 1997 shows a decline of $3.6 million, or 6.0%, to $57.4 million from $61.1 million in 1996. The 1996 level was a decline of $25.1 million to $61.1 million from $86.2 million in 1995. Included in the 1995 earned premiums is $32.1 million attributable to Kingsway. Earned premium in 1996 increased 12.9% or $7.0 million after excluding the effects of Kingsway on 1995 earned premium. Surety earned premium decreased $7.9 million, U.S. marine earned premium increased $242 thousand, other property and casualty earned premium increased $2.7 million, while professional liability earned premium increased $351 thousand in 1997 (see "Results by Line"). In 1996, surety earned premium increased $1.1 million, U.S. marine increased $5.3 million, other property and casualty increased $133 thousand and professional liability decreased $425 thousand.
In 1997, U.K. marine earned premium increased $739 thousand to $4.3 million from $3.6 million in 1996. In 1996, U.K. marine earned premium increased $700 thousand to $3.6 million from $2.9 million in 1995. Hong Kong operations in 1997 generated $311 thousand in earned premium as compared to $106 thousand in 1996.

In 1997, realized investment gains increased $46.5 million over 1996 to $48.9 million from $2.4 million. In 1997 the Company sold 4,018,000 of its shares in Kingsway out of its total holdings of 4,180,000 shares. This gave rise to a gain, net of related expenses, of $49.4 million in 1997. In 1996 net realized investment gains were $2.4 million as compared to $.4 million in 1995, an increase of $2 million. Net realized investment gains for 1996 include a gain from the sale of Kingsway stock in that year of $2.4 million.

Net investment income was $4.9 million in 1997 as compared to $4.0 million in 1996, an increase of $900 thousand. The increase is attributable to the increase in the fixed income portion of the investment portfolio and to investment income on the proceeds from the Kingsway sale, offset somewhat by a decline in average yield due to the general decline in interest rates. In 1996, net investment income decreased $1.9 million over 1995, to $4.0 million from $5.9 million. The 1995 net investment income includes $2.5 million related to Kingsway while it was still part of the consolidated financial statements.

The company's investment policy requires that assets be comprised primarily of investment grade, fixed income securities of short to medium-term maturity. The length of maturity is intended to approximate the structure of the Company's liabilities. As a result of the Company's investment policy, which does not permit significant levels of equity securities but does include a significant level of securities with interest exempt from federal income tax, the Company's yield on its investment portfolio has tended to be lower than that of the insurance industry in general. It is the Company's general practice to hold its investments to maturity, but it will recognize its positions where market changes allow the redeployment of assets at no loss to the Company. The Company does not invest in real estate, high yield securities or derivatives.

In 1997, loss and loss adjustment expenses increased $2.5 million, or 7.9%, to $34.8 million from $32.3 million in 1996. During 1997, $3.0 million was added to loss and loss adjustment expense reserves across several lines. Loss and loss adjustment expense reserves are estimated using a range of values. The overall reserves carried by the Company have been within such ranges. Management nevertheless considered it prudent to further strengthen these reserves so as to provide greater margins in the event of adverse development arising from unanticipated events. Had this action not been taken, loss and loss adjustment expenses would have decreased $500 thousand, or 1.5%, in 1997 from 1996. In 1996, loss and loss adjustment expenses declined 37.6% to $32.3 million from $51.7 million in 1995. Included in the 1995 amount is $21.2 million attributable to Kingsway. 1996 loss and loss adjustment expenses increased 5.9% or $1.8 million after excluding the effects of Kingsway on 1995 loss and loss adjustment expenses. The surety loss ratio in 1997 declined slightly to 28.4% from 28.8% in 1996. This was due primarily to the decline in the loss ratio for contract bonds to 37.3% from 46.9% due to enhanced underwriting efforts. In 1996, the contract bond loss ratio had deteriorated to 46.9% from 46.2%. The marine loss ratio in 1997 improved to 69.8% from 71.0% in 1996 and 82.5% in 1995. In 1997, the marine reserves were increased by $1.9 million so as to further strengthen reserves as previously discussed. Had this not been done, the 1997 loss ratio would have been 63.0%. The improvement reflects the Company's continuing efforts to monitor individual accounts and take swift corrective actions when indicated. In 1997, loss and loss adjustment expenses for professional liability increased $979 thousand to $3.7 million. The loss ratio for this line in 1997 increased to 117.0% from 102.7% in 1996. In 1996, the loss and loss adjustment expenses had declined 17.1% from 1995 as the loss ratio declined to 102.7% from 106.7%. In 1997, the professional liability reserves were increased by $570 thousand so as to further strengthen reserves as previously discussed. Had this not been done, the 1997 loss ratio would have been 103.1%. Strong rate actions taken late in 1996 and extending into 1997 have worked to improve the loss and loss expense ratio. The Company will continue to seek more appropriate pricing for covered risks under the professional liability program. In 1997, loss and loss adjustments expenses for the other property and casualty lines increased $2.1 million, or 49.0%, to $6.5 million. This is reflective of the 48.3% increase in earned premiums, as the loss ratio of 78.1% in 1997 was only marginally higher than the 77.8% loss ratio in 1996. Also, the Company had increased the other property and casualty loss reserves by $490 thousand so as to further strengthen reserves as previously discussed. Had this not been done the loss ratio would have been 72.3% in 1997.

Incurred losses for U.K. operations increased $943 thousand, or 53.0% in 1997 to $2.7 million from $1.8 million. This increase partially reflects the increase in earned premiums during 1997 of 20.6%. In 1997 the loss ratio increased to 62.8% from 49.5% as the result of reserve additions. In 1996 incurred losses for U.K. operations increased 38.5% to $1.8 million from $1.3 million in 1995. This increase partially reflects the 24.7% increase in earned premium during 1996. The remainder of the increase can be attributed to the loss ratio increase in 1996 to 49.5% from 44.1% in 1995.

Hong Kong operations at this time do not as yet have significant activity, with earned premiums of $311 thousand and incurred losses of $156 thousand for 1997.

Acquisition and other issue costs decreased $3.2 million, or 18.1%, to $14.2 million in 1997 from $17.4 million in 1996. This partially reflects the 6.0% decrease in earned premium in 1997. Contributing also to the decrease has been the continuing change in the commission structure as pricing for certain products moved to a rate structure net of brokers' commissions. Acquisition and other issue costs decreased 23.7% to $17.4 million in 1996 from $22.8 million in 1995. Included in the 1995 amount is $6.0 million attributable to Kingsway. Acquisition and other issue costs increased 3.2% or $544 thousand after excluding the effects of Kingsway on 1995 costs. This increase was due to increased premium volume. The magnitude of the increase was reduced by the continuing change in the commission structure noted previously.

Other underwriting expenses increased $2.3 million or 16.3% in 1997 to $16.4 million from $14.1 million in 1995. Insurance company operations in 1997 showed an increase of $3.2 million. This was due to an increase in insurance company bad debt expense in 1997 over 1996 of $2.0 million as the result of the financial failure of certain producers. Also, salary and related benefits increased $972 thousand due in part to approximately $450 thousand associated with changes in management during 1997. Agency operations expenses decreased approximately $909 thousand. Bad debt expense in the agency operations for 1997 was $504 thousand less than 1996 as collection efforts were enhanced. Salary expense in 1997 was down $261 thousand from 1996 due to staffing changes. Other underwriting expenses decreased 4.1% in 1996 to $14.1 million from $14.6 million in 1995. Included in the 1995 amount is $3.7 million in other underwriting expenses attributable to Kingsway. Other underwriting expenses increased $3.1 million or 28.6% in 1996 after excluding the effects of Kingsway on the 1995 expenses. Agency operations expenses increased $1.0 million in 1996 primarily due to an increase in the allowance for doubtful accounts amounting to $527 thousand. U.S. insurance company operations for 1996 showed an increase in other underwriting expenses of $2.0 million, primarily due to higher levels of salary and other employee costs. These higher employee costs were related to the development of a customer service center. Hong Kong insurance operations began in 1996. Other underwriting expenses for Hong Kong insurance operations for 1997 and 1996 were $723 thousand and $710 thousand, respectively. Operations in the U.K., which began in 1994, had other underwriting expenses of $687 thousand; $693 thousand; and $869 thousand in 1997, 1996 and 1995, respectively.

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

OPERATIONS EXCLUDING CANADA
(dollars in thousands)

                                                                                        Other
              Surety                  Marine           Professional Liability    Property & Casualty           Total
        --------------------------------------------------------------------------------------------------------------------
        Premium     Combined    Premium    Combined     Premium     Combined    Premium     Combined    Premium     Combined
Year     Earned    Ratio (%)     Earned    Ratio (%)     Earned    Ratio (%)     Earned    Ratio (%)     Earned    Ratio (%)
1997    $17,947         94.3    $27,906        113.2    $ 3,206        174.9    $ 8,351        130.6    $57,410        113.3
1996     25,846         85.2     26,826        113.5      2,644        151.3      5,631        135.3     60,947        105.2
1995     24,700         83.5     20,808        124.7      3,069        160.3      5,498        146.8     54,075        110.2
1994     23,019         80.4     14,996        114.2      2,377        195.4      3,362        106.3     43,754        100.2
1993     19,739        106.5     12,154         85.8      1,681        175.2        772        156.2     34,346        103.6

CANADIAN OPERATIONS
(dollars in thousands)

                                                                Other
               Auto                  Property            Property & Casualty           Total
        --------------------------------------------------------------------------------------------
        Premium     Combined    Premium    Combined     Premium     Combined    Premium     Combined
Year     Earned    Ratio (%)     Earned    Ratio (%)     Earned    Ratio (%)     Earned    Ratio (%)
1997        ---          ---        ---          ---        ---          ---        ---          ---
1996        ---          ---        ---          ---        ---          ---        ---          ---
1995    $24,046         92.7    $ 7,647        109.0    $   386         73.6    $32,079         96.3
1994     25,646         92.9      5,084         98.5        313         76.4     31,043         93.6
1993      8,863         88.6      2,059        121.8        225         97.8     11,147         94.9

                 1996 and prior excludes U.K. and Hong Kong.

RESULTS BY LINE

Underwriting results for 1997 in the Company's surety business declined, as the combined ratio rose to 94.0% in 1997 from 85.2% in 1996 and 83.5% in 1995. U.S. Customs bonds results deteriorated in 1997 as the expense ratio component increased to 64.1% in 1997 from 50.9% in 1996. Expenses declined in 1997 to $9.3 million from $9.6 million in 1996; however, earned premium over which these costs are spread declined $4.3 million, or 23.0%, to $14.5 million in 1997 from $18.8 million in 1996. Earned premiums for U.S. Customs bonds increased 11.0% to $18.8 million in 1996 compared to $17.0 million in 1995. Contract surety bond underwriting results improved as the combined ratio for 1997 is 109.5% as compared to 118.0% in 1996 and 116.3% in 1995. The loss ratio improved to 37.3% in 1997 from 46.9% in 1996 and 46.2% in 1995. This improvement in 1997 is the result of improved underwriting practices and the identification and rehabilitation of producers and accounts with excessive losses.

Marine earned premium grew $1.1 million or 4.0% in 1997 to $27.9 million. Earned premium in 1996 grew $6.0 million or 28.9%. Increased competition and market pricing pressures combined to reduce growth in 1997. Despite these pressures, the combined ratio improved slightly in 1997 to 112.9% from 113.5% in 1996 and 124.7% in 1995. The loss ratio in 1997 improved to 69.8% from 71.0% in 1996 and 82.6% in 1995. The Company is continuing its efforts to better monitor results so as to quickly identify and act on negative trends, and to use prudent underwriting practices.

Other property and casualty lines show an increase in earned premium in 1997 of $2.7 million, or 48.3%, in 1997 as compared to 1996, while 1996 premium increased $133 thousand or 2.4% versus 1995. Earned premium in 1997 includes $4.0 million related to a crane liability program which has been discontinued due to a lack of available reinsurance protection. The loss ratio for 1997 of 78.1% was a marginal deterioration from the 1996 loss ratio of 77.8%. The 1995 loss ratio was 101.0%. The other property and casualty lines continue to be subject to a very competitive market with attendant pressures on price and growth.

Professional liability 1997 earned premium increased $562 thousand or 21.3% , to $3.2 million from $2.6 million in 1996. 1996 earned premium decreased to $2.6 million from $3.1 million in 1995. The 1997 increase was due primarily to rate actions. Despite these actions the loss ratio in 1997 rose to 117.0% from 102.7% in 1996 and 106.7% in 1995.

IMPACT OF YEAR 2000

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

The Company uses software that has been developed internally as well as that developed by third party vendors. Most of the internally developed software had addressed the year 2000 issue during development. The remaining internally developed software is currently being modified and is expected to be compliant by the middle of 1998. Costs associated with this endeavor are not expected to exceed $100 thousand and have been considered part of the normal software maintenance activities.

The Company has initiated formal communications with all of its significant suppliers to determine the extent to which the Company's interface systems are vulnerable to third parties' failure to remediate their own year 2000 issues. These vendors are in various stages of evaluating their year 2000 issues. Costs to the Company for updates on these third parties' software are included in the normal fees that are part of the contract for such software. However, there can be no guarantee that the systems of these other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the company's systems.

The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.


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

The value of the dollar relative to other world currencies also affects the Company's U.S. Customs bond and marine cargo business. When the dollar is strong relative to other world currencies, imports generally increase and U.S. Customs bond volume increases. When the dollar is weak relative to other world currencies, exports generally increase and marine cargo insurance volume increases. The company's foreign operations expose the Company to changes in the relative value of the U.S. dollar to the local currencies. (Refer to Foreign Operations in Notes to the Consolidated Financial Statements.)

U.S. AND CANADIAN FEDERAL INCOME TAXES

The Company's effective tax rates for the years 1997, 1996 and 1995 were 38.4%, 20.4% and 49.4% respectively. The effective tax rate differs from the U.S. federal corporate tax rate due to the Company's investments in tax exempt securities, changes in the valuation allowance related to deferred tax assets, the differential in book and tax bases of assets disposed (including the disposal of Kingsway), and for 1995 when Kingsway was a consolidated subsidiary, the Canadian tax rate differential (see accompanying Notes to Consolidated Financial Statements).


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

Cash flow from operations amounted to $575 thousand in 1997 compared to $6.3 million in 1996 and $5.1 million in 1995. The decrease in 1997 is due to higher levels of reinsurance balances recoverable decreases in various liabilities, including accounts payable. The increase in 1996 is commensurate with the increase in premiums.

Gross proceeds from the sale of Kingsway common stock amounting to $67.7 million in 1997 were used to extinguish debt, increase the statutory capital and surplus of IIC, finance short term investment and general corporate purposes, including payment of related income taxes on the gain from sale of $18.6 million. At December 31, 1997 there remained approximately $32 million of these proceeds available for future use. Proceeds from the sale of Kingsway common stock amounting to $4.6 million in 1996 and $4.1 million in 1995 were used to increase the statutory capital and surplus of IIC and for general corporate purposes.

The Company has discontinued its $15 million line of credit in light of its current high level of available internal funds.

The Company does not have any material commitments for capital expenditures.


FINANCIAL INSTRUMENTS AND MARKET RISK

A financial instrument is cash or a contract that imposes or conveys a contractual obligation or right to deliver or receive cash or another financial instrument. Included at Note 17 of the Notes to Consolidated Financial Statements is information summarizing the Company's financial instruments and their estimated fair values. As indicated in the Note, the fair values of the Company's financial instruments approximate their carrying values.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which are effective for fiscal years beginning after December 15, 1997. The Company believes that the implementation of these statements will not have a material effect on its results of operations or financial statement disclosures.

DIVIDENDS

The Company paid dividends of $0.18 per share, or $1.4 million in 1997 and 1996 and 1995. Any future dividends will depend upon the earnings and financial position of the Company and its principal operating subsidiary, IIC, as well as legal and contractual restrictions. In addition, the insurance laws of Illinois, the domicile of IIC, require that dividends be paid only out of earned surplus, and are limited to the greater of 10% of the prior year's statutory surplus or statutory net income, as defined.


MARKET INFORMATION

The Company's common stock, par value $1.00, is traded on the NASDAQ National Market under the symbol ICAR. The table shown on the right contains the range of high and low closing sale prices of the common stock of the Company as reported by NASDAQ for each calendar quarter for the last two fiscal years.


HOLDERS

The number of holders of record of Company common stock on March 11, 1998, was approximately 101. Certain information made available to the Company from Automatic Data Processing (ADP) and other broker dealers holding securities in street name indicates there are approximately 771 beneficial owners of the Company's common stock.




 Quarter         High    Low
 -------         ----    ---
4th 1997        14.13   12.88
3rd 1997        14.25   10.38
2nd 1997        12.00    9.13
1st 1997        10.13    8.50
4th 1996         9.13    7.75
3rd 1996         9.25    8.25
2nd 1996         9.75    8.38
1st 1996        11.50    7.50

THE BOARD OF DIRECTORS AND STOCKHOLDERS
INTERCARGO CORPORATION


We have audited the consolidated balance sheet of Intercargo Corporation as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet of Intercargo Corporation as of December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996 were audited by other auditors whose report dated February 21, 1997 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intercargo Corporation at December 31, 1997 and the consolidated results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                      ERNST & YOUNG LLP
Chicago, Illinois
March 23, 1998

CONSOLIDATED BALANCE SHEETS

                                                          At December 31,
                                                          1997       1996
                                                       --------------------
                                                          (in thousands)
ASSETS
Investments
   Fixed maturities available-for-sale, at fair value    $60,676    $51,567
   Equity securities, at fair value                        4,234      1,557
   Investee at cost plus cumulative undistributed
       earnings (fair value:  $50,327 in 1996)                 -     13,519
                                                       --------------------
          Total investments                               64,910     66,643
Cash and cash equivalents                                 49,400     18,492
Premiums receivable                                       15,677     16,231
Accrued investment income                                  1,023        833
Deferred policy acquisition costs                          2,939      3,884
Reinsurance recoverable on loss and loss expenses:
   Paid claims                                             1,137         96
   Unpaid claims                                          11,970      9,980
Prepaid reinsurance premiums                               5,119      4,549
Notes receivable                                              99        672
Income tax recoverable                                     1,365          -
Deferred income tax                                        2,226      2,375
Equipment, at cost less accumulated depreciation           1,933      2,276
Goodwill                                                   1,991      2,091
Other assets                                               5,623      5,588
                                                       --------------------
          Total assets                                  $165,412   $133,710
                                                       ====================

LIABILITIES
Losses and loss adjustment expenses                      $55,355    $47,037
Unearned premiums                                         17,948     17,617
Funds held by Company                                        372        491
Supplemental duty deposits                                 2,016      2,358
Accrued expenses and other liabilities                     7,520      8,460
Notes payable                                                  -      9,735
                                                       --------------------
          Total liabilities                               83,211     85,698
                                                       --------------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock--$1 par value; authorized 20,000,000
   shares; issued and outstanding, 7,699,981 shares
   in 1997 and 7,659,981 in 1996                          7,700       7,660
Additional paid-in capital                               24,400      24,180
Net unrealized gain (loss) on foreign currency
   translation                                               23        (978)
Net unrealized gain (loss) on available-for-sale
   securities                                             2,153        (366)
Retained earnings                                        47,925      17,516
                                                       --------------------
          Total stockholders' equity                     82,201      48,012
                                                       --------------------
          Total liabilities and stockholders' equity   $165,412    $133,710
                                                       ====================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME


                                           Year Ended December 31,
                                           1997      1996      1995
                                    ------------------------------------
                                    (in thousands, except per share data)

REVENUES
Insurance premium income                 $ 57,410   61,053   86,154
Net investment income                       4,911    3,985    5,858
Realized investment gains                  48,871    2,379      415
Commission income                             675      686      531
Other income                                  292      138    1,228
                                         --------------------------
          Total                           112,159   68,241   94,186
                                         --------------------------

LOSSES AND EXPENSES
Losses and loss adjustment expenses        34,845   32,307   51,746
Policy acquisition and other issue costs   14,258   17,410   22,829
Other underwriting expenses                16,427   14,051   14,574
Interest expense                              488      768      987
                                         --------------------------
Total                                      66,018   64,536   90,136
                                         --------------------------
Operating income                           46,141    3,705    4,050
Income tax expense                         17,710      755    2,000
                                         --------------------------
Net income before equity in net income
   of investee                             28,431    2,950    2,050
Equity in net income of investee            3,357    3,454       89
                                         --------------------------
NET INCOME                                $31,788    6,404    2,139
                                         ==========================
NET INCOME PER SHARE-BASIC AND DILUTED    $  4.14     0.84     0.28
                                         ==========================


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       NET
                                                                   UNREALIZED        NET
                                                                   GAIN (LOSS)    UNREALIZED
                                                       ADDITIONAL  ON FOREIGN       GAIN                     STOCK-
                                    NUMBER     COMMON   PAID-IN    CURRENCY       (LOSS) ON     RETAINED    HOLDERS'
                                   OF SHARES   STOCK    CAPITAL    TRANSLATION    SECURITIES    EARNINGS     EQUITY
                                   ---------------------------------------------------------------------------------
                                                                   (IN THOUSANDS)
Balance at
December 31, 1994                    7,641    $7,641     24,104      (2,002)        (1,546)      11,724      39,921
-----------------

Net income                                                                                        2,139       2,139

Change in foreign
   currency translation                                                 823                                     823

Change in unrealized gain (loss)
   on available-for-sale
   securities                                                                        2,113                    2,113

Dividends paid to stockholders
   ($0.18 per share)                                                                             (1,375)     (1,375)
                                   --------------------------------------------------------------------------------

Balance at
December 31, 1995                    7,641     7,641     24,104      (1,179)           567       12,488      43,621
-----------------

Net income                                                                                        6,404       6,404

Change in foreign
   currency translation                                                 201                                     201

Change in unrealized gain (loss)
   on available-for-sale securities                                                   (933)                    (933)

Dividends paid to stockholders
   ($0.18 per share)                                                                             (1,376)     (1,376)

Employee stock options exercised        19        19         76                                                  95
                                   --------------------------------------------------------------------------------

Balance at
December 31, 1996                    7,660     7,660     24,180        (978)          (366)      17,516      48,012
-----------------

Net income                                                                                       31,788      31,788

Change in foreign
   currency translation                                               1,001                                   1,001

Change in unrealized gain (loss)
   on available-for-sale securities                                                  2,519                    2,519

Dividends paid to stockholders
   ($0.18 per share)                                                                             (1,379)     (1,379)

Employee stock options exercised        40        40        220                                                 260
                                   --------------------------------------------------------------------------------

Balance at
December 31, 1997                    7,700    $7,700     24,400          23          2,153       47,925      82,201
-----------------                  ================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended December 31,
                                                    1997       1996     1995
                                                  ---------------------------
                                                         (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                         $31,788     6,404     2,139
Adjustments to reconcile net income to net cash
  provided from operating activities:
   Realized gains                                  (48,871)   (2,379)     (415)
   Depreciation and amortization                     1,521     1,546       702
   Amortization of premiums on
    investments                                         48       102        52
   Undistributed earnings of affiliate              (3,357)   (3,454)   (2,662)
   Increase in premiums receivable                     (52)   (1,311)   (5,417)
   Decrease (increase) in deferred policy
    acquisition costs                                  946     1,014      (420)
   Increase in reinsurance balances                 (3,602)   (8,380)   (1,406)
   Decrease (increase) in notes receivable             116      (323)    2,297
   Change in income tax accounts                    15,390        20    (1,453)
   Increase in other assets                           (793)      (56)   (1,171)
   Increase in liability for losses and
          loss adjustment expenses                   8,318    10,744     9,571
   Increase (decrease) in unearned premiums            332       (74)    1,831
   Increase (decrease) in funds held                  (120)     (257)      480
   Decrease in supplemental duty deposits             (342)     (311)     (478)
   Increase (decrease) in accounts payable
    and accrued expenses                              (519)    3,051       850
   Other, net                                         (228)      (16)      626
                                                   ---------------------------
          Net cash provided from operating
           activities                                  575     6,320     5,126
                                                   ---------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Fixed maturities available-for-sale:
   Purchases                                       (30,380)  (27,314)  (21,957)
   Sales                                            18,908    13,332     8,080
   Maturities and calls                              3,478     5,370     4,563
Equity securities:
   Purchases                                          (498)     (502)        -
   Sales                                               822     2,140     4,191
   Calls                                               188       185         -
Net sales (purchases) of short-term
 investments                                            (1)      510      (260)
Purchase of subsidiary                              (1,050)        -    (1,499)
Subsidiary cash at purchase date                       813         -       170
Sale of Kingsway common stock (net of taxes of
 of $18,500 in 1997)                                49,140     4,573     4,107
Decrease in cash due to deconsolidation
 of Kingsway                                             -         -    (3,964)
Purchase of property and equipment, net               (233)   (1,319)     (814)
                                                   ---------------------------
          Net cash provided from (used in)
          investing activities                      41,187    (3,025)   (7,383)
                                                   ---------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payment of) notes payable            (9,735)        -     1,099
Proceeds from the exercise of stock options            260        95         -
Dividends paid to stockholders                      (1,379)   (1,376)   (1,375)
                                                   ---------------------------
          Net cash used in financing
          activities                               (10,854)   (1,281)     (276)
                                                   ---------------------------
Net increase (decrease) in cash and cash
 equivalents                                        30,908     2,014    (2,533)
Cash and cash equivalents:
   Beginning of the year                            18,492    16,478    19,011
                                                   ---------------------------
   End of the year                                 $49,400    18,492    16,478
                                                   ===========================

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     ORGANIZATION

Intercargo Corporation (the Company) is an insurance holding company incorporated in the State of Delaware whose wholly owned subsidiaries at December 31, 1997 consist of Intercargo Insurance Company (IIC), International Advisory Services, Inc. (IAS), and Intercargo International Limited (IIL). IIL's name was changed from Interocean Company, Ltd. in 1995.

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

In October 1995, IIC purchased the stock of Eastern Insurance Company (H.K.), a Hong Kong licensed insurance company for $1.5 million. The company was renamed Intercargo Insurance Company H.K. Limited (IIC - H.K.). The acquisition was accounted for by the purchase method, and accordingly, the operations of IIC - H.K. are included in the Company's financial statements from the date of acquisition. In connection with the acquisition, the Company has recorded an intangible asset of $2.7 million related to IIC - H.K.'s license to operate as an insurance company in Hong Kong.

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

On August 25, 1997 a two-for-one stock split increased the Company's shares of Kingsway to 4.2 million. The Company then sold 4.0 million shares reducing its ownership interest to less than 1%. The Company no longer considers Kingsway to be a subsidiary.

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

(b) Investment Valuations
All fixed maturities and equity securities are classified as available-for-sale and reported at fair value. Unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity net of deferred income taxes.

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

(d) Cash and Cash Equivalents
Cash equivalents consist of investments with an original or remaining maturity of three months or less at purchase.

(e) Premium Trust Funds
Premiums collected from insureds but not yet remitted to insurance carriers are restricted as to use by laws in certain states in which IAS operates. The amount of cash and cash equivalents so restricted was $5.4 million and $4.6 million at December 31, 1997, and 1996, respectively.

(f) Premiums Receivable
Premiums receivable are stated net of allowances for uncollectible accounts of approximately $1.0 million and $1.1 million at December 31, 1997 and 1996, respectively.

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

                                 Year ended December 31,
                                 1997     1996     1995
                               --------------------------
Deferred policy acquisition
  costs, beginning of period   $ 3,884    4,898    6,602
Deferred:
  Direct commissions             8,964   11,136   17,766
  Premium taxes                  1,065    1,026    2,536
  Other direct underwriting
   expenses                      6,043    6,479    6,740
  Ceding commissions            (2,759)  (2,245)  (3,201)
                               -------- -------- --------
Net deferred                    13,313   16,396   23,841
Amortized                      (14,258) (17,410) (22,829)
Adjustment due to
  deconsolidation of Kingsway        -        -   (2,716)
                               -------- -------- --------
Deferred policy acquisition
  costs, end of period         $ 2,939    3,884    4,898
                               ======== ======== ========

(h) Federal Income Tax
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement bases of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is enacted.

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

(l) Foreign Exchange
Assets and liabilities relating to foreign operations are translated to U.S. dollars using current exchange rates. Revenues and expenses are translated to U.S. dollars using the average exchange rate as determined on a yearly basis. Translation adjustments for financial reporting in U.S. dollars are reported as a separate component of stockholders' equity.

(m) Commission Income
The Company recognizes commission income when the premiums are billed to the customer, or the effective date of the policy, whichever is later.

(n) Stock-Based Compensation
The Company applies the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25) and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized as the exercise prices of the options equaled the market prices at the grant dates. The effect of recording compensation cost for the Company's stock-based compensation plans based on the fair value method in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) results in net income and earnings per share that are not materially different from amounts reported. The Company does not expect its net income and earnings per share to be materially different under SFAS No. 123 than under APB No. 25 in future periods.

(o) Earnings Per Share
The Company adopted SFAS No. 128 "Earnings Per Share" in 1997. There was no effect on previously reported earnings per share amounts. Basic earnings per share are computed based upon the weighted average numbers of share of common stock outstanding each year. Diluted earnings per share are computed based upon the weighted average number of shares of common stock and common stock equivalents (to the extent dilutive) outstanding each year. Common stock equivalents consist of shares issuable under the Company's stock option plan.

The computations of basic and diluted earnings per share are presented below (in thousands for net income):

                                  Year ended December 31,
                                 1997        1996      1995
                              -------------------------------
Basic earnings per share:
    Net income                  $31,788      6,404      2,139
    Average common shares
        outstanding           7,670,759  7,645,578  7,640,981
                              -------------------------------
    Per common share amount       $4.14       0.84       0.28
                              ===============================

Diluted earnings per share:
    Net income                  $31,788      6,404      2,139
    Average common shares
        outstanding           7,670,759  7,645,578  7,640,981

Incremental shares from
    assumed conversions at
    average market price          6,702     11,011     26,656
                              -------------------------------
                              7,677,461  7,656,589  7,677,637
                              -------------------------------
Per common share amount           $4.14       0.84       0.28
                              ===============================


(p) Reclassifications
Certain reclassifications have been made to the prior years' financial statements to conform with the current presentation.

(3)     INVESTMENTS

Amortized cost, unrealized gains and losses, and estimated fair value of investments as of December 31, 1997 and 1996, are summarized as follows (in thousands):

                                                           December 31, 1997
                                           --------------------------------------------
                                                        Gross        Gross    Estimated
                                           Amortized  Unrealized  Unrealized    Fair
                                             Cost       Gains       Losses      Value
                                           --------------------------------------------
(Available-for-Sale)
Fixed maturities:
U.S. Government and Agency obligations      $23,139       137        (81)      23,195
State, municipal, and other tax advantaged
  securities                                 20,774       538        (15)      21,297
Corporate securities                         14,649       257        (22)      14,884
Other fixed maturity investments              1,252        48                   1,300
                                            -----------------------------------------
Total fixed maturities                       59,814       980       (118)      60,676
Equity securities                             1,833     2,428        (27)       4,234
                                            -----------------------------------------
Total                                       $61,647     3,408       (145)      64,910
                                            =========================================

                                                           December 31, 1997
                                           --------------------------------------------
                                                        Gross        Gross    Estimated
                                           Amortized  Unrealized  Unrealized    Fair
                                             Cost       Gains       Losses      Value
                                           --------------------------------------------
(Available-for-Sale)
Fixed maturities:
U.S. Government and Agency obligations      $20,870        49       (522)      20,397
State, municipal, and other tax advantaged
  securities                                 14,193       325        (23)      14,495
Corporate securities                         15,128        23       (215)      14,936
Other fixed maturity investments              1,758         1        (20)       1,739
                                            -----------------------------------------
Total fixed maturities                       51,949       398       (780)      51,567
Equity securities                             1,730         3       (176)       1,557
                                            -----------------------------------------
Total                                       $53,679       401       (956)      53,124
                                            =========================================

Amortized cost and estimated fair value for fixed maturities held as of December 31, 1997, summarized by maturity, are as follows (in thousands):

                                                   Estimated
                                        Amortized    Fair
                                          Cost       Value
                                        --------------------
Due in one year or less                  $2,797      2,808
Due after one year through five years    14,700     14,870
Due after five years through ten years   36,369     36,795
Due after ten years                       5,948      6,203
                                        -------     ------
                                        $59,814     60,676
                                        =======     ======


Investment securities carried at $ 9.4 million and $9.5 million at December 31, 1997 and 1996, respectively, were on deposit or pledged to governmental authorities as required by law.

The sources of net investment income are as follows (in thousands):


                                        Year ended December 31,
                                         1997    1996    1995
                                       ------------------------
Fixed maturities in excess
    of one year                         $3,470   3,001   2,931
Short-term investments and
    cash equivalents                     1,611     976   2,421
Other sources                                -       -      74
Equity securities                          141     169     603
Investment expenses                       (311)   (161)   (171)
                                       -----------------------
Net investment income                  $ 4,911   3,985   5,858
                                       =======================

The sources of net realized gains are a follows (in thousands):

                                        Year ended December 31,
                                         1997    1996    1995
                                       ------------------------
Gain on sale of Kingsway
    common stock                       $49,443   2,394     244
Fixed maturities:
    Gross gains                             94     228     142
    Gross losses                          (178)    (46)     (9)
Equity securities:
    Gross gains                             --      10      42
    Gross losses                           (32)    (75)     (4)
    Other                                 (456)   (132)     --
                                       ------------------------
Realized investment gains              $48,871   2,379     415
                                       =======================


At December 31, 1997 and 1995, the net unrealized gains on available-for-sale securities were net of deferred tax liabilities of $1.1 million and $292 thousand, respectively. At December 31, 1996, the net unrealized loss on available-for-sale securities was net of a deferred tax benefit of $189 thousand.

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

The effects of reinsurance on premiums written, premiums earned, and loss and loss adjustment expenses incurred for the three years ended December 31, 1997, 1996, and 1995, are as follows (in thousands):

                                              Direct   Ceded  Assumed   Net
                                              -------------------------------
Year ended December 31, 1997
----------------------------
Premiums written                              $67,603  14,909  4,499   57,193
Premiums earned                               $67,802  14,548  4,156   57,410
Loss and loss adjustment expenses incurred    $42,641   8,730    934   34,845

Year ended December 31, 1996
----------------------------
Premiums written                              $67,933  12,514  3,034   58,453
Premiums earned                               $68,206  10,163  3,010   61,053
Loss and loss adjustment expenses incurred    $45,500  14,910  1,717   32,307

Year ended December 31, 1995
----------------------------
Premiums written                             $103,396  14,001  1,409   90,804
Premiums earned                               $98,460  13,594  1,288   86,154
Loss and loss adjustment expenses incurred    $58,431   7,208    523   51,746


5)      FEDERAL INCOME TAX
The components of income tax expense are as follows (in thousands):

                    Year ended December 31,
                    1997      1996     1995
                  --------------------------
Current           $18,859     1,827    2,440
Deferred           (1,149)   (1,072)    (440)
                  --------------------------
                  $17,710   $   755    2,000
                  ==========================


The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax asset at December 31, 1997 and 1996, are as follows (in thousands):

                                               December 31,
                                              1997      1996
                                             ----------------
Deferred tax assets:
   Loss reserves                             $1,701     1,453
   Unearned premium reserves                    865       881
   Future benefit of net operating losses       968     1,476
   Unrealized investment loss                     -       189
   Foreign tax credit                         1,235         -
   Other                                        233       503
   Less: valuation allowance                   (617)     (738)
                                             ----------------
      Deferred tax assets                     4,385     3,764
                                             ----------------
Deferred tax liabilities:
   Deferred policy acquisition costs           (919)   (1,255)
   Unrealized investment gain                (1,109)        -
   Depreciation                                (128)     (128)
   Other                                         (3)       (6)
                                             ----------------
      Deferred tax liabilities               (2,159)   (1,389)
                                             ----------------
      Net deferred tax asset                 $2,226     2,375
                                             ================

The valuation allowance of approximately $617 thousand at December 31, 1997 pertains to foreign tax credits. The valuation allowance of approximately $738 thousand at December 31, 1996, pertains to net operating losses (NOLs) of IAS. These NOLs are considered to have arisen in separate return limitation years (SRLY) and under Federal tax law can only be utilized against future taxable income generated by IAS. The valuation allowance related to the NOLs was reduced to zero in 1997. Valuation allowances have been established to reduce the deferred tax asset related to the foreign tax credits and the pre-acquisition NOLs of IAS to the amount that, based upon available evidence, is, in management's judgment, more likely than not to be realized. The foreign tax credit carryforwards begin expiring in 2000 and the NOL carryforwards begin expiring in 2002.

Income taxes paid (net of taxes recovered) were $20.6 million, ($88) thousand, and $3.2 million in 1997, 1996, and 1995, respectively. The actual income tax expense for 1997, 1996, and 1995 differed from the "expected" tax expense for those years as described below (in thousands). "Expected" tax expense is computed by applying the U.S. Federal corporate tax rate of 35% in 1997 and 34% in 1996 and 1995 to operating income.

                                      Year ended December 31,
                                       1997    1996    1995
                                    --------------------------
Computed expected tax                $16,149   1,260   1,377
State taxes                              662      57      87
Difference between book and tax
   bases of Kingsway investment        6,313       -       -
Foreign tax rate differential            176     131     475
Tax exempt interest and dividend
   received deduction                   (329)   (323)   (487)
Foreign source income                    288     207     106
Deferred tax valuation allowance        (121)   (738)    357
Tax credits                           (5,618)      -       -
Other                                    190     161      85
                                     -----------------------
                                     $17,710     755   2,000
                                     =======================

The Company and its U.S. subsidiaries file a consolidated tax return. Federal income tax expenses are calculated on an entity basis and are allocated accordingly.

Foreign income not expected to be taxed in the United States has arisen because Kingsway is not subject to U.S. income taxes. For 1995, pre-tax income includes $4.5 million attributable to Kingsway. Included in 1995 income tax expense is $1.9 million related to such income. Kingsway's income has been subject to Canadian federal and provincial income taxes at the cumulative corporate rate of 44.5% in 1995. Temporary differences relating to Kingsway arising from tax law for Canadian insurance companies are similar to those of the U.S. subsidiaries.

(6)     RELATED PARTY TRANSACTIONS
Certain of the Company's reinsurers are affiliated insurance companies. The Company ceded to these affiliates premiums written of $414 thousand, $649 thousand, and $524 thousand in 1997, 1996, and 1995, respectively.

(7)     COMMITMENTS AND CONTINGENCIES
There are no significant pending material legal proceedings to which the Company or its subsidiaries is a party or of which any of the properties of the Company or its subsidiaries is subject, except for claims arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such litigation will not have a material effect on the financial condition of the Company.

During the month of January 1998, the president of IAS resigned and with several other employees formed Avalon Risk Management, Inc. Avalon's announced purpose is to compete with IAS in the marketing and distribution of transportation related insurance and surety products. The Company has filed suit in the Chancery Division of the Circuit Court of Cook County, Illinois against the ex-president, Avalon and certain of the defecting employees alleging breach of fiduciary duty, theft of confidential information and other unlawful activities, and seeking injunctive relief and damages. The action is in the early stages of litigation, discovery is just commencing, and its outcome at this point is not certain.

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

Reconciliations of combined net income and statutory capital and surplus as determined using statutory accounting principles to the amounts included in the accompanying financial statements are as follows (in thousands):

                                      Year ended December 31,
                                       1997    1996    1995
                                     -------------------------
Statutory net income (loss) of
   insurance subsidiaries            $(1,312)  2,645   2,634
Increases (decreases):
Net income (loss) from
   non-insurance operations           32,512   3,323    (564)
Deferred policy acquisition
   costs                                (933) (1,034)    420
Deferred income taxes                  1,149   1,072     440
Provision for uncollectible balances       4     139    (705)
Consolidating eliminations
   and other adjustments, net            368     259     (86)
                                     -----------------------
Consolidated net income
   as reported herein                $31,788   6,404   2,139
                                     =======================

                                           Year ended December 31,
                                                 1997    1996
                                           -----------------------
Statutory capital and surplus of insurance
   subsidiaries                                $34,357  30,697
Increases (decreases):
Non-insurance net assets                        35,578   6,955
Non-admitted assets and other
   statutory adjustments, net                    1,888   3,738
Deferred policy acquisition costs                2,931   3,864
Costs in excess of net assets
   of purchased businesses                       1,991   2,091
Deferred income taxes                            2,226   2,375
Unrealized gain (loss) on foreign
   currency translation                             23    (978)
Adjustment to GAAP
   fair values                                   3,249    (281)
Consolidating eliminations
   and other adjustments                           (42)   (449)
                                               ---------------
Stockholders' equity as reported herein        $82,201  48,012
                                               ===============



The statutory surplus and capital of the Company's U.S. insurance subsidiary is sufficient to satisfy current regulatory requirements. Dividend payments to the Company from its insurance subsidiary are restricted by insurance laws as to the amount that may be paid without prior approval of insurance regulatory authorities. Under the insurance regulations of Illinois, IIC's state of domicile, ordinary dividends are limited to the greater of 10% of statutory surplus or statutory net income, as defined, for the prior twelve month period. The estimated dividend distribution which can be made to the Company by its subsidiary in 1998 based on these regulatory guidelines is approximately $3.4 million.

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

(9)     UNAUDITED INTERIM FINANCIAL INFORMATION
        (in thousands, except per share data),

                                 Three months ended
                          March 31  June 30  Sept 30  Dec 31
                          ----------------------------------
1997
Revenues                   $14,981   15,140   63,220  18,817
                           ---------------------------------
Net income from operations    $828      608   26,978      17
Net income from investee       967    1,436      954       0
                           ---------------------------------
Net income                  $1,795    2,044   27,932      17
                           =================================
Net income per share         $0.23     0.27     3.64    0.00
                           =================================

1996
Revenues                   $15,903   17,896   14,334  20,108
                           ---------------------------------
Net income from operations    $564      646     (138)  1,878
Net income from investee       552    1,108      809     985
                           ---------------------------------
Net income                   1,116    1,754      671   2,863
                           =================================
Net income per share         $0.15     0.23     0.09    0.37
                           =================================


The above results are consistent with previously reported amounts, except that results for the third quarter of 1997 were revised to match additional tax liabilities associated with the gain from the sale of Kingsway shares in that quarter with the related revenue. The Company previously reported 1997 third quarter net income of $30,032 thousand and net income per share of $3.91.

During the fourth quarter of 1996, the Company realized an after tax gain of $1.6 million from the sale of a portion of its investment in Kingsway. Also during the fourth quarter of 1996, the Company increased its surety reserves $570 thousand on a pre-tax basis for prior period development.

(10)     STOCK OPTIONS
On July 28, 1987, the Company's stockholders approved the Company's 1987 Non-Qualified and Incentive Stock Option Plan (Option Plan). The Option Plan has been extended through May 15, 2007. A total of 600 thousand shares of common stock were authorized for issuance under the Option Plan upon exercise of incentive stock options and non-qualified stock options.

Activity related to stock options is as follows:

                                      1997              1996              1995
                                ----------------  ----------------  ----------------
                                        WEIGHTED          WEIGHTED          WEIGHTED
                                        AVERAGE           AVERAGE           AVERAGE
                                        EXERCISE          EXERCISE          EXERCISE
                                SHARES  PRICE     SHARES  PRICE     SHARES  PRICE
                                ----------------------------------------------------
                                                                    <C >
Options outstanding at the
  beginning of the period       160,000  $11.60  188,000   $11.03   148,500  $10.51
Options granted (at fair value)  44,400   10.72    6,000     8.33    42,000   13.04
Options exercised               (40,000)   6.50  (19,000)    5.00         0    0.00
Options forfeited               (65,000)  14.11  (15,000)   11.50    (2,500)  14.00
                                ---------------------------------------------------
Options outstanding at the
  end of the period              99,400  $11.62  160,000   $11.60   188,000  $11.03
                                ===================================================
Options exercisable at the
  end of the period              27,000           94,000            113,000
                                ===================================================

Options outstanding and options exercisable at December 31, 1997 are as follows:


                         OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                ---------------------------------------  ---------------------
                                WEIGHTED       WEIGHTED               WEIGHTED
                                AVERAGE        AVERAGE                AVERAGE
   RANGE OF       NUMBER        REMAINING      EXERCISE    NUMBER     EXERCISE
EXERCISE PRICE  OUTSTANDING  CONTRACTUAL LIFE   PRICE    EXERCISABLE   PRICE
------------------------------------------------------------------------------
$8.00 -- 14.50    99,400        4.9 years       $11.62      27,000     $12.81


(11)    COMMITMENTS
The Company has obligations under long-term operating leases for its office premises in the United States, Hong Kong, and the United Kingdom. The future minimum lease payments are as follows (in thousands):

                     1998          $882
                     1999           691
                     2000           649
                     2001           580
                     2002            85
                     2003            14
                                 ------
                                 $2,901
                                 ======

Included in other underwriting expenses is rental expense of $1.7 million, $1.5 million, and $1.3 million for 1997, 1996, and 1995, respectively.

(12)    CAPITALIZATION
At December 31, 1996, the Company had a $15.0 million revolving bank line of credit. The outstanding balance on the line of credit amounted to approximately $9.7 million. In August 1997, this balance was extinguished using a portion of the proceeds from the Company's sale of a significant part of its holdings in Kingsway. The revolving line of credit has been discontinued.

The Company paid interest of $489 thousand, $768 thousand and $987 thousand in 1997, 1996 and 1995, respectively.

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

(14)    FOREIGN OPERATIONS
Revenues, operating income, and identifiable assets included in the accompanying consolidated financial statements related to foreign operations as of and for the years ended December 31, 1997, 1996, and 1995, were as follows:

                            December 31,
                        1997    1996    1995
                       ---------------------
                       (dollars in millions)
Revenues                $4.6    4.0    35.9
Operating income        $(.6)   0.4     4.6
Identifiable assets     $9.2    8.3     3.4


(15)    LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES
Loss and loss adjustment expense reserves are based on long-range projections which are subject to uncertainty. Uncertainty regarding reserves of a given accident year is gradually reduced as new information emerges each succeeding year, allowing more reliable reevaluations of such reserves. While management believes that reserves as of December 31, 1997 are adequate, uncertainties in the reserving process could cause such reserves to develop favorably or unfavorably as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves which are small relative to the amount of such reserves could significantly impact future reported earnings of the Company.

Activity related to unpaid loss and loss adjustment expenses (LAE) follows (in thousands):

                                                    Year Ended December 31,
                                                     1997     1996     1995
                                                   --------------------------
Unpaid Losses and LAE at the beginning
   of the period, net of reinsurance recoverables
   of $9,980, $3,138, and $3,830                   $37,057   33,155   35,006
Unpaid Losses and LAE of acquired
   entities at the beginning of the period               -        -    1,300
                                                   -------------------------
Adjusted unpaid losses and
   LAE at the beginning of
   the period                                       37,057   33,155   36,306
                                                   -------------------------
Provision for Losses and
   LAE for claims occurring during:
   Current year                                     34,260   31,876   45,642
   Prior years                                         585      431    6,104
                                                   -------------------------
   Total                                            34,845   32,307   51,746
                                                   -------------------------
Less Losses and LAE payments for claims
   occurring during:
   Current year                                    (10,896) (10,798) (17,491)
   Prior years                                     (17,621) (17,607) (20,205)
                                                   -------------------------
   Total                                           (28,517) (28,405) (37,696)
                                                   -------------------------
Adjustment due to deconsolidation
   of Kingsway                                           -        -  (17,201)
                                                   -------------------------
Unpaid Losses and LAE at the end of period,
   net of reinsurance recoverables of $11,970
   $9,980 and $3,138                               $43,385   37,057   33,155
                                                   =========================


(16)    EMPLOYEE BENEFIT PLAN
The Company sponsors a defined contribution plan covering substantially all employees. The plan provides for Company contributions at the discretion of the board of directors. For 1997, 1996 and 1995, the Company contributed $0.50 for each $1.00 contributed by the participants up to 5% of employee compensation. The Company's cost of this plan was $139 thousand, $116 thousand, and $94 thousand in 1997, 1996 and 1995, respectively.

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

The estimated fair values of the Company's financial instruments at December 31, 1997 are as follows (in thousands):

                                             Carrying  Fair
                                              Value    Value
                                             -----------------
Assets:
   Fixed maturities                           $60,676  60,676
   Equity securities                            4,234   4,234
   Cash and cash equivalents                   49,400  49,400
   Premiums receivable                         15,677  15,677
   Reinsurance recoverable on paid claims       1,137   1,137
   Notes receivable                                99      99
   Income tax recoverable                       1,365   1,365

Liabilities:
   Funds held by Company                          372     372
   Supplemental duty deposits                   2,016   2,016


The estimated fair values of the Company's financial instruments at December 31, 1996 are as follows (in thousands):

                                             Carrying  Fair
                                              Value    Value
                                             -----------------
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


Fixed maturities, equity securities, and the investment in investee are valued at quoted market prices, where available, or from independent pricing sources. Cash and cash equivalents, premiums receivable, reinsurance recoverable on paid claims, funds held, income tax recoverable and supplemental duty deposits are valued at their carrying value due to their short-term nature. The carrying value of notes receivable and notes payable approximates fair value as the notes bear floating rates of interest.

(18)    FOREIGN CURRENCY TRANSLATION
The net assets of the Company's foreign operations are translated into U.S. dollars using exchange rates in effect at each year end. An analysis of this account for the respective years ended December 31 follows (amounts in thousands):

                                                    Year Ended December 31,
                                                     1997     1996    1995
                                                    -----------------------
Beginning amount of cumulative translation
   adjustments                                      $(978)  (1,179)  (2,002)

Included in Kingsway's basis at sale                1,045      189      319

Aggregate adjustment for the period resulting
   from translation adjustments                       (44)      12      504
                                                    ------  -------  -------

Net aggregate translation included in equity        1,001      201      823
                                                    ------  -------  -------

Ending amount of cumulative translation
   adjustments                                        $23     (978)  (1,179)
                                                    ======  =======  =======

Canadian foreign exchange rate at end of year     0.69810  0.72970  0.73290
British foreign exchange rate at end of year      1.65600  1.71250  1.55300
Hong Kong foreign exchange rate at end of year    0.12900  0.12930  0.12930


(19)    INVESTMENT IN KINGSWAY
Kingsway is a property and casualty insurance holding company based in Canada which primarily writes and assumes commercial and other automobile insurance considered to be non-standard, and other specialty insurance for commercial properties through its 100% owned subsidiaries, Kingsway General Insurance Company and York Fire & Casualty Insurance Company. Included in the Company's consolidated retained earnings at December 31, 1996 is undistributed net income from Kingsway of approximately $9.3 million.

The following presents summary financial data for Kingsway as of December 31, 1996 and for the years ended December 31, 1996 and 1995 (in thousands).

                                              December 31,
                                                  1996
                                              ------------
Assets:
   Investments                                  $111,052
   Other assets                                   70,084
                                                --------
   Total assets                                 $181,136
                                                ========
Liabilities:
   Unpaid claims                                 $66,152
   Unearned premiums                              46,747
   Other liabilities                               5,020
                                                --------
   Total liabilities                            $117,919
Shareholders' equity                              63,217
                                                --------

Total liabilities and shareholders' equity      $181,136
                                                ========

                             Year Ended December 31,
                                 1996        1995
                             -----------------------
Revenues:
   Net premiums earned         $78,972     $33,617
   Other revenues                8,103       3,585
                               -------------------
   Total revenues               87,075      37,202
                               -------------------
Expenses:
   Claims incurred              51,257      22,360
   Other expenses               24,263      10,118
                               -------------------
   Total expenses               75,520      32,478
                               -------------------
Income before income taxes      11,555       4,724
Income taxes                     3,369       1,975
                               -------------------
Net income                      $8,186      $2,749
                               ===================