Form 10-K, Exhibit 13
period 1998-12-31
INTERCARGO CORP
filed 1999-03-31
CIK 815787

                                   EXHIBIT 13




                            KEY FINANCIAL INFORMATION




Years ended December 31                        1998         1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------
(in thousands)

Revenues                                   $   61,297     112,159       68,241         94,186      80,885
---------------------------------------------------------------------------------------------------------
Operating income (loss)                    $   (5,421)     46,141        3,705          4,050       7,359
---------------------------------------------------------------------------------------------------------
Net income (loss)                          $   (3,372)     31,788        6,404          2,139       4,981
---------------------------------------------------------------------------------------------------------
Total assets                               $  163,400     165,412      133,710        116,166     128,423
---------------------------------------------------------------------------------------------------------
Total stockholder's equity                 $   72,975      82,201       48,012         43,621      39,921
---------------------------------------------------------------------------------------------------------


(per share amounts)


Net income (loss) from
   continuing operations                  $    (0.44)        4.14         0.84          0.28         0.65
---------------------------------------------------------------------------------------------------------
Dividends                                 $      0.18        0.18         0.18          0.18         0.18
---------------------------------------------------------------------------------------------------------
Combined ratio (1)                             117.9%      112.9%       103.9%         103.6%       97.5%
---------------------------------------------------------------------------------------------------------


(1) Combined ratios have been computed, for all years, on a GAAP basis (see Management's Discussion and Analysis).